EXHIBIT 10.4

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

by and among

ZYMEWORKS BC INC.,
ZYMEWORKS BIOPHARMACEUTICALS INC.,
ZYMEWORKS ZANIDATAMAB INC.,
JAZZ PHARMACEUTICALS, INC.

Dated as of April 25, 2023

Page

-i-

(continued)
Page

EXHIBITS
Exhibit A        Form of Amended Collaboration Agreement
Exhibit B        Form of Service Schedule to Transition Services Agreement
Exhibit C        Form of Announcement 8-K

SCHEDULES
Schedule A-1        Knowledge Individuals
Schedule 1.1        Non-Continuing Service Providers
Schedule 2.1(a)(i)    Acquired Contracts
Schedule 2.1(a)(iii)    Specified Authorizations

-ii-

(continued)
Page
Schedule 2.7(a)    Certain Shared Contracts
Schedule 6.6(a)    Identified Service Providers

-iii-

Confidential
STOCK AND ASSET PURCHASE AGREEMENT
This Stock and Asset Purchase Agreement (this “Agreement”) is made as of April 25, 2023 (the “Agreement Date”), by and among (a) Zymeworks BC Inc., a corporation organized and existing under the laws of British Columbia (“ZW BC”), (b) Zymeworks Biopharmaceuticals Inc., a Washington corporation (“ZBI”, and together with ZW BC, “Sellers” and each, “Seller”), (c) Zymeworks Zanidatamab Inc., a Washington corporation (“ZZI”), and (d) Jazz Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”). Each Seller and Purchaser is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
A.    Prior to the Agreement Date, ZW BC and Jazz Pharmaceuticals Ireland Limited, a corporation organized and existing under the laws of Ireland and Affiliate of Purchaser (“Purchaser Irish Affiliate”), entered into that certain License and Collaboration Agreement, dated as of October 18, 2022 (the “Original Collaboration Agreement”);
B.    As a condition and material inducement to the willingness of the Parties to enter into this Agreement, at the Closing, ZW BC and Purchaser Irish Affiliate will amend and restate the Original Collaboration Agreement in its entirety by entering into an Amended and Restated Collaboration Agreement in the form attached hereto as Exhibit A (the “Amended Collaboration Agreement”);
C.    ZW BC owns all of the issued and outstanding capital stock of ZBI;
D.    ZBI owns all of the issued and outstanding capital stock (the “ZZI Capital Stock”) of ZZI;
E.    Sellers shall, or shall have caused ZZI or any other member of the Seller Group to, have as applicable (i) prior to the Closing, and to the extent employed or engaged by ZZI, transferred to a Seller or an Affiliate of Sellers other than ZZI the employment or Contract engagement of any Non-Continuing Service Provider, if any, or in Sellers’ discretion will have terminated any such Non-Continuing Service Providers, and [***] and (ii) effective as of the Closing, terminated the employment of the Identified Service Providers, and [***];
F.    The Parties wish to provide for (i) the purchase by Purchaser of 100% of the shares of ZZI Capital Stock owned by ZBI free and clear of any Lien (the “ZZI Shares”), (ii) the purchase by Purchaser or Purchaser Irish Affiliate of certain assets from the Seller Group, (iii) the employment and engagement by Purchaser or an Affiliate thereof of certain employees and independent contractors of Sellers and (iv) the assumption by Purchaser of certain Liabilities from the Seller Group, and to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement and in the Related Agreements; and
G.    Subject to, and in accordance with, this Agreement, the Parties desire to enter into (i) the Assignment and Assumption Agreement, (ii) the Bill of Sale and (iii) the Transition Services Agreement.
Now, Therefore, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Confidential
Agreement
1.    Definitions.
In this Agreement and any Exhibit, Disclosure Schedule, and Schedule attached hereto, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.
“[***]” means [***].
“Acquired Assets” has the meaning set forth in Section 2.1(a).
“Acquired Contracts” has the meaning set forth in Section 2.1(a)(i).
“Action” or “Actions” means any lawsuit, claim, hearing, enforcement, audit, investigation, lawsuit, or other Proceeding by or before a Governmental Authority.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether (a) through direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity, or (b) by Contract.
“Agreement” has the meaning set forth in the preamble.
“Agreement Date” has the meaning set forth in the preamble.
“Allocation” has the meaning set forth in Section 3.3(b).
“Allocation Objections Statement” has the meaning set forth in Section 3.3(b).
“Amended Collaboration Agreement” has the meaning set forth in the Recitals.
“Announcement 8-K” has the meaning set forth in Section 6.2.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in form to be mutually agreed to between the Parties pursuant to Section 2.1(a).
“Assumed Liabilities” has the meaning set forth in Section 2.2.
“Bill of Sale” means the bill of sale in form to be mutually agreed to between the Parties pursuant to Section 2.1(a).
“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in Seattle, Washington, U.S., Vancouver, Canada or Dublin, Ireland are authorized or required by applicable Law to remain closed.
“Claim” means a claim for Losses.

Confidential
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Tax Return” has the meaning set forth in Section 6.5(a)(i).
“Commercialization” has the meaning set forth in the Amended Collaboration Agreement. “Commercialize” and “Commercializing” have correlative meanings.
“Confidential Information” has the meaning set forth in the Amended Collaboration Agreement.
“Conflict” has the meaning set forth in Section 5.1(c).
“Consideration” has the meaning set forth in Section 3.1.
“Continuing Service Providers” means, collectively, (a) the ZZI Program Service Providers and (b) the Identified Service Providers, in each case, who continue in employment or service to Purchaser or one of its post-Closing Affiliates (including ZZI) as of immediately following the Closing.
“Contract” means any contract, agreement or binding instrument, including supply contracts, licenses, commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges, and conditional sales agreements to which the Person referred to is a party or by which any of its assets are bound.
“Controlled Group” means Sellers and any trade or business, whether or not incorporated, which is treated together with Sellers as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m), or (o) of the Code.
“Development” has the meaning set forth in the Amended Collaboration Agreement. “Develop” and “Developing” have correlative meanings.
“Disclosure Schedule” has the meaning set forth in Section 5.1.
“Draft Allocation” has the meaning set forth in Section 3.3(b).
“Enforceability Exception” has the meaning set forth in Section 5.1(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other Person under common control with Sellers, that, together with any Seller, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Excluded Assets” has the meaning set forth in Section 2.1(b).
“Excluded Liabilities” has the meaning set forth in Section 2.3.

Confidential
“FDA” means the United States Food and Drug Administration or any successor entity thereto.
“Fundamental Representations” has the meaning set forth in Section 7.2.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, local, or any non-U.S. government, governmental, regulatory (including self-regulatory) or administrative authority, body, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction with binding authority over the applicable Person.
“Group Employee Plan” means (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (b) all other employee benefit plans, policies, agreements or arrangements, (c) all employment, individual consulting, executive compensation, or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation, recreation, retirement, pension, loans, salary continuation, health, medical, dental, vision, accident, disability, cafeteria, life insurance and educational assistance plans, policies, agreements or arrangements, and (d) any collective bargaining agreement or union contract, in each case, whether written or unwritten and whether or not subject to ERISA, that are sponsored or maintained by Sellers, ZZI or any member of the Controlled Group for the benefit of any Continuing Service Provider or with respect to which Sellers, ZZI or any member of the Controlled Group has any Liability.
“GVP” means the then-current good pharmacovigilance practice standards, practices and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.
“Identified Service Providers” has the meaning set forth in Section 6.6(a).
“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, or the comparable application submitted to the applicable Regulatory Authority, including any amendments thereto.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.
“Indemnifying Party” means (a) ZW BC with respect to an indemnification Claim made by a Purchaser Indemnified Party pursuant to Section 7.1(a) or (b) Purchaser with respect to an indemnification Claim made by a Seller Indemnified Party pursuant to Section 7.1(b).
“IRS” means the Internal Revenue Service.
“Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and physical substances.

Confidential
“Knowledge” means with respect to any Seller, the actual knowledge of the individuals listed on Schedule A-1 as of the Agreement Date[***].
“Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority of competent jurisdiction, including, to the extent applicable, GCP (as such term is defined in the Amended Collaboration Agreement), cGMP (as such term is defined in the Amended Collaboration Agreement), GVP, and GLP (as such term is defined in the Amended Collaboration Agreement).
“Liability” or “Liabilities” means, with respect to any Person, any debt, duty, liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), regardless of whether such debts, duties, liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.
“Licensed Antibody” has the meaning set forth in the Amended Collaboration Agreement.
“Licensed Product” has the meaning set forth in the Amended Collaboration Agreement.
“Lien” means any charge, lien, statutory lien, pledge, mortgage, security interest, Claim, encroachment, encumbrance, restriction on use or transfer or receipt of income, right of first refusal, easement, right of way, option, conditional sale, or other title retention agreement of any kind or nature.
“Losses” has the meaning set forth in Section 7.1(a).
“made available” means that Sellers have made available to Purchaser and its Representatives the applicable materials by posting to the Datasite virtual data room for “Project Raven” managed by and on behalf of Sellers in connection with the negotiation of this Agreement on or prior to 9:00 pm Eastern Time on the Agreement Date.
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect (each an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the Program and the Acquired Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any Effect resulting from (i) changes in general United States or global economic or political conditions, (ii) general changes or developments in the industry in which Sellers conduct business, (iii) changes in financial, banking, or securities markets, in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) any action required by this Agreement or any action taken at the written request of Purchaser, (v) changes in any applicable Laws (or the interpretation thereof) or GAAP (or the interpretation thereof), (vi) acts of war, sabotage, terrorism, or military action or the escalation thereof, (vii) any natural or man-made disaster or acts of God, (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies, or (ix) the announcement, pendency, or completion of the Transactions, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with Sellers, unless and only to the extent, in the case of each of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii), and (viii) such Effect has a materially disproportionate effect on Sellers relative to other participants in the industry in which Sellers conduct business.
“Material Contracts” has the meaning set forth in Section 5.1(h)(i).
“Non-Continuing Service Providers” means, collectively, (a) the Persons identified on Schedule 1.1 and (b) all Program Service Providers who are not Continuing Service Providers.

Confidential
“Objection Deadline” has the meaning set forth in Section 7.5(a)(i).
“Objection Notice” has the meaning set forth in Section 7.5(a)(i).
“Order” means and includes any writ, law, rule, regulation, executive order or decree, judgment, injunction, ruling, or other order, whether temporary, preliminary, or permanent enacted, issued, promulgated, enforced, or entered into by any Governmental Authority of competent jurisdiction.
“Organizational Document” means, with respect to any Person, (a) the articles or certificate of incorporation, association, or formation and the bylaws of a corporation; (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.
“Original Collaboration Agreement” has the meaning set forth in the Recitals.
“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65)), and any other similar or additional U.S. federal, state, or local or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Party” or “Parties” has the meaning set forth in the preamble.
“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.
“Permitted Liens” means (a)  statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business for amounts which are not yet due and payable; (b) Liens and other imperfections of title that do not materially detract from the value or materially impair the use of the property subject thereto or make such property unmarketable or uninsurable; (c) Liens for Taxes or similar governmental assessments and charges (i) that are not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP; (d) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other similar Liens and security obligations arising in the ordinary course of business for amounts which are not yet due and payable or for which an adequate reserve has been established in the financial statements; (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (f) Liens arising in connection with any consignment arrangement entered into in the ordinary course of business.

Confidential
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Pre-Closing Taxes” means (a) Taxes of ZZI and (b) Taxes relating to the Program, the Program Service Providers, the Acquired Assets, or the Assumed Liabilities, in the case of (a) and (b) for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Taxes of ZZI attributable to income earned, payroll paid, or property held in a Pre-Closing Tax Period but deferred pursuant to Pandemic Response Laws, Section 451(c) of the Code, or Section 481 of the Code).
“Proceeding” means any lawsuit, Claim, complaint, investigation, litigation, audit, proceeding, or arbitration by or before any Governmental Authority.
“Program” means, collectively, (a) the Zymeworks Korean Studies (as such term is defined in the Amended Collaboration Agreement) and (b) the Zymeworks Ongoing Studies (as such term is defined in the Amended Collaboration Agreement).
“Program Books and Records” means all books, records, files, documents, information and correspondence of the Seller Group to the extent (a) relating primarily to the Program, (b) primarily used or held for use in the Program, or (c) generated in the conduct of the Program, in each case owned or held by the Seller Group as of the Closing. The Program Books and Records exclude any Excluded Assets or any books, records, files, documents, information and correspondence to the extent relating to (i) the Excluded Assets, (ii) the Excluded Liabilities or (iii) the manufacture of Licensed Antibody or Licensed Product, including any chemistry, manufacturing and controls (CMC) materials. The Program Books and Records shall include [***] Clinical Data (as defined in the Amended Collaboration Agreement) of the Seller Group resulting from the studies included in the Program, all case report forms collecting such data [***].
“Program Service Providers” means all current and former employees and natural person independent contractors who are or have been employed or engaged by any of the Sellers, any other member of the Seller Group, or through any third-party agency or other Person, primarily providing services relating to the conduct of the Program.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1(a).
“Purchaser Fundamental Representations” has the meaning set forth in Section 7.2.
“Purchaser Irish Affiliate” has the meaning set forth in the Recitals.
“Purchaser Prepared Return” has the meaning set forth in Section 6.5(a)(ii).
“Regulatory Authority” means any applicable Governmental Authority involved in the granting and maintenance of Regulatory Filings in any country worldwide, or the conduct of clinical investigations, including the FDA in the United States.

Confidential
“Regulatory Filings” means any and all regulatory applications, submissions, filings, and approvals specific to the Program, together with all material correspondence, minutes, or other communications thereunder.
“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Transition Services Agreement and any other agreement, document, certificate or instrument entered into by the Parties in connection with this Agreement and the Transactions (other than the Amended Collaboration Agreement).
“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives of a Person.
“SEC” has the meaning set forth in Section 6.2(b).
“Securities Regulators” has the meaning set forth in Section 6.2(b).
“Section 338(h)(10) Election” is defined in Section 6.5(g).
“Seller Closing Service Provider Payment Obligations” has the meaning set forth in Section 6.6(a).
“Seller Fundamental Representations” has the meaning set forth in Section 7.2.
“Seller Group” means, collectively, Sellers and each of their Affiliates, including, on or prior to the Closing, ZZI.
“Seller Indemnified Parties” has the meaning set forth in Section 7.1(b).
“Seller IP” means any and all (a) Seller Patent Rights, (b) Seller Know-How, and (c) other intellectual property rights owned by any member of the Seller Group that relate to Licensed Antibody or any Licensed Product.
“Seller Know-How” means all Know-How owned or controlled by any member of the Seller Group.
“Seller Patent Rights” means all Patent Rights owned or controlled by any member of the Seller Group.
“Seller Retention Options” means options issued and outstanding issued pursuant to the [***] under the Zymeworks Inc. Amended and Restated Stock Option and Equity Compensation Plan.
“Seller Tax Liabilities” means (a) Pre-Closing Taxes, (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which ZZI (or any predecessor of ZZI) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Tax Law, (c) any Taxes of the Seller Group (other than Taxes of ZZI) or for which any of the foregoing is liable, for any Tax period, (d) all Taxes related to the Excluded Assets or Excluded Liabilities for any Tax period, (e) all Taxes of any Person imposed on ZZI as a transferee or successor, by Contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring before the Closing, (f) the employer portion of any payroll or employment Taxes incurred or accrued with respect to any amounts described in Section 2.3, and (g) all Transfer Taxes allocated to Seller pursuant to Section 6.5(c) (but not Transfer Taxes allocated to Purchaser pursuant to Section 6.5(c)).

Confidential
“Sellers” and “Seller” have the meaning set forth in the preamble.
“Service Provider Plans” has the meaning set forth in Section 5.1(m)(i).
“Service Provider Retained Liabilities” means any and all Liabilities, excluding Assumed Liabilities described in Sections 2.2(b), 2.2(c) and 2.2(d) and any Jazz Collaboration Agreement Liabilities, to the extent relating to any Program Service Provider arising as of or at any time prior to the Closing, whether arising under Contract, Group Employee Plan, Law, Order or any award of any Governmental Authority or otherwise, including Liabilities for (a) all wages and other compensation due to the Program Service Providers with respect to their services to the Seller Group (including salary, wages, commissions, pro rata bonus payments, and accrued but unused paid time off) incurred as of or any time as or at any time prior to the Closing; [***] (c) any applicable provision of health plan continuation coverage for the Non-Continuing Service Providers in accordance with the requirements of Code § 4980B, ERISA § 601 et seq., ERISA §§ 601-608, and any similar Law; (d) all claims for benefits under any Group Employee Plan or other Contract with any Program Service Provider incurred as a result of or at any time prior to the Closing; (e) continuing responsibility after the Closing for payment of all workers’ compensation benefits to or on behalf of the Program Service Providers for (i) any and all claims accepted or in process as of or prior to the Closing and (ii) related to industrial injuries or occupational diseases to the extent a right to file for workers’ compensation benefits existed or accrued as of or prior to the Closing; or (f) Taxes, deductions, remittances and contributions attributable to the matters described in the foregoing clauses (a) through (e).
“Settled Claims” has the meaning set forth in Section 7.5(a)(iii).
“Specified Authorizations” has the meaning set forth in Section 2.1(a)(iv).
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” shall mean with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person or (b) which is required to be consolidated with such Person under GAAP.
“Tax” or “Taxes” means (a) any and all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including imposts, rates, levies, assessments, and other charges, in each case in the nature of a tax), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, escheat, unclaimed property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions to tax (and additional amounts of a similar nature imposed with respect to such amounts), (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a transferee or successor to any Person or as result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

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“Tax Contest” has the meaning set forth in Section 6.5(d).
“Tax Return” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any applicable Governmental Authority in connection with the determination, assessment or collection of any Tax.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 7.5(b).
“Third Party Consents” has the meaning set forth in Section 2.7(a).
“Transactions” means the transactions contemplated pursuant to this Agreement and the Related Agreements.
“Transfer Taxes” has the meaning set forth in Section 6.5(c).
“Transition Services Agreement” means the transition services agreement in form to be mutually agreed to between the Parties pursuant to Section 6.4(d), including the Services Schedule attached hereto as Exhibit B, as may be updated at any time prior to the Closing upon the mutual written agreement of Purchaser and Sellers acting reasonably.
“Unobjected Claim” has the meaning set forth in Section 7.5(a)(ii).
“U.S.” means the United States of America and its territories and possessions.
“ZBI” has the meaning set forth in the preamble.
“ZW BC” has the meaning set forth in the preamble.
“ZZI” has the meaning set forth in the Recitals.
“ZZI Capital Stock” has the meaning set forth in the Recitals.
“ZZI Employee Plan” means any Group Employee Plan sponsored or maintained by ZZI including any Group Employee Plan assigned to ZZI prior to the Closing.
“ZZI Program Service Provider” means each Program Service Provider employed or engaged by ZZI as of the Agreement Date.
“ZZI Shares” has the meaning set forth in the Recitals.
“ZZI Tax Group” means an affiliated group as defined in Section 1504(a) of the Code (or any other affiliated, consolidated, combined or unitary group defined under a corresponding or similar provision of state, local, or non- U.S. Law) that includes ZZI.

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2.    Purchase and Sale of Assets; Stock Purchase
2.1    Acquired Assets.
(a)    Purchase and Sale. Sellers hereby cause to be sold, transferred, conveyed, assigned and delivered to Purchaser or an Affiliate designated by Purchaser, and Purchaser hereby causes to be purchased, accepted, received and assumed, all of the Seller Group’s right, title and interest in and to the Acquired Assets, free and clear of all Liens other than Permitted Liens. The sale, transfer, conveyance, assignment, and delivery of Acquired Assets shall occur at the Closing and shall be effected pursuant to the Assignment and Assumption Agreement and the Bill of Sale, executed and delivered pursuant to Section 4.2. Between the Agreement Date and the Closing Date, the Parties shall, in good faith and with reasonable cooperation, negotiate and agree on the final form of the Assignment and Assumption Agreement and Bill and Sale, which shall be in customary form and shall not expand or limit the rights or obligations of the Parties under this Agreement or the Amended Collaboration Agreement. “Acquired Assets” shall mean the following properties, assets, and rights of the Seller Group:
(i)    all rights in, to, and under the Contracts listed on Schedule 2.1(a)(i) (the “Acquired Contracts”), including any prepaid expenses, deposits and other advance payments thereunder, except, in the case of any Acquired Contracts marked with an asterisk in Schedule 2.1(a)(i) (each a “Shared Contract”), not such portion of the Shared Contracts to the extent relating to the Excluded Assets (including any Seller Group program(s) other than the Program, such as the Seller Group’s proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin));
(ii)    the Organizational Documents, minute books, stock books and records, Tax Returns of ZZI (other than Tax Returns that are Excluded Assets);
(iii)    all Regulatory Filings set forth on Schedule 2.1(a)(iii) and all supplements thereto (collectively, the “Specified Authorizations”);
(iv)    Program Books and Records (it being understood that Sellers may retain one or more copies of any Program Books and Records for purposes of performing their obligations or exercising or enforcing their rights under the Amended Collaboration Agreement);
(v)    except as prohibited by applicable Law, all records contained in the Seller Group’s “employee file” maintained with respect to the Continuing Service Providers; and
(vi)    all rights, Claims, credits, guaranties, warranties, indemnities, causes of action or rights of set-off, and other similar rights against Third Parties to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities.
(b)    Notwithstanding anything to the contrary contained in this Agreement (including Section 2.1), the Parties expressly agree and acknowledge that Purchaser is not acquiring under this Agreement any right, title, or interest in any assets that are not Acquired Assets or the ZZI Shares and that the Excluded Assets are explicitly excluded from the Acquired Assets. Without limiting the terms of the Amended Collaboration Agreement, other than the Acquired Assets and the ZZI Shares, all of the right, title, or interest in any assets owned or used by the Seller Group (along with all the right, title, or interest in any assets owned or used by ZZI) shall be referred to herein as the “Excluded Assets,” which shall remain the assets of the Seller Group after the Closing, including:

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(i)    except for Acquired Contracts, all Contracts (A) to which any of the Seller Group is a party or (B) by which any of the Seller Group is bound;
(ii)    such portion of the Shared Contracts to the extent relating to the other Excluded Assets (including any Seller Group program(s) other than the Program, such as the Seller Group’s proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin));
(iii)    all cash, cash equivalents on hand or in bank accounts and short term and long term investments of the Seller Group and all rights to any bank accounts of the Seller Group;
(iv)    all Seller IP together with (A) any and all goodwill symbolized thereby and associated therewith and (B) any and all rights to royalties, profits, compensation, license payments, and other payments or remuneration of any kind relating to Seller IP);
(v)    all of the rights to Actions of the Seller Group of any nature with respect to the ownership or use of the Excluded Assets or the Excluded Liabilities;
(vi)    any rights of the Seller Group under any of its insurance policies with respect to the ownership or use of Excluded Assets or the Excluded Liabilities, or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto (whether or not any Claims under such policies are made on or before the Closing Date);
(vii)    any assets to the extent related to the Seller Group’s proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin);
(viii)    any and all assets related to the Licensed Products (as defined in the Amended Collaboration Agreement) other than those included in the Acquired Assets;
(ix)    the rights which accrue or will accrue to Sellers under this Agreement, any Related Agreement or the Amended Collaboration Agreement;
(x)    all communications between the Seller Group and its counsel related to the execution, negotiation and performance of this Agreement and the Transactions;
(xi)    all refunds and rights to refunds of Taxes paid by the Seller Group (other than ZZI, but including the consolidated group of which ZBI is the parent) for any taxable period; and
(xii)    all Combined Tax Returns.
2.2    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, as of and following the Closing, Purchaser (or its designated Affiliate) hereby assumes and agrees to pay, perform, and discharge the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” shall mean only the following Liabilities:
(a)    all Liabilities in respect of the Acquired Contracts (excluding, with respect to the Shared Contracts, such portion of the Shared Contracts to the extent relating to the Excluded Assets (including any Seller Group program(s) other than the Program, such as the Seller Group’s proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin))) or the Program to the extent arising following the Closing and to the extent such Liabilities do not relate to (i) the conduct of the Program by the Seller Group on or prior to the Closing or (ii) any breach, default or other violation by the Seller Group of an Acquired Contract (including a Shared Contract) or applicable Law, in each case, on or prior to the Closing;

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(b)    all Liabilities related to employment or service of the Continuing Service Providers with Purchaser or any Affiliate of Purchaser to the extent arising solely at any time following the Closing, including (i) salary, employee benefits and incentive compensation incurred at any time following the Closing, (ii) any obligations for severance, retention payments and benefits, and similar payments arising following the Closing, including as a result of the termination of employment or service of the Continuing Service Providers by the Purchaser at any time following the Closing;
(c)    [***] and the employer portion of any payroll or employment Taxes incurred or accrued with respect to any such amounts, [***]; and
(d)    any employment, service, compensation or benefit arrangements implemented by, or at the direction of, Purchaser or any of Purchaser’s Affiliates at any time whether prior to, as of or following the Closing (including the Identified Service Provider Offer Letters), [***];
provided that, for the avoidance of doubt, the Assumed Liabilities shall not include any Zymeworks Collaboration Agreement Liabilities or any Liability of any member of Seller Group under this Agreement, any Related Agreement or the Amended Collaboration Agreement.
2.3    Excluded Liabilities. Notwithstanding Section 2.2, and regardless of whether any of the following may be disclosed to Purchaser or any of their Representatives or otherwise or whether Purchaser or any of its Representatives may have knowledge of the same, neither Purchaser nor any of its Affiliates (including, solely after the Closing, ZZI) shall assume, or be deemed to have assumed, any of the following Liabilities (collectively, the “Excluded Liabilities”):
(a)    all Liabilities in respect of the Acquired Assets, including the Acquired Contracts (including Shared Contracts) and the Program, to the extent arising at any time prior to the Closing or to the extent such Liabilities relate to (i) the conduct of the Program by the Seller Group on or prior to the Closing or (ii) any breach, default or other violation of Acquired Contracts, Shared Contracts or applicable Law by the Seller Group, in each case, on or prior to the Closing (including any Third Party Claim made following the Closing with respect to any such Liabilities);
(b)    any portion of the Shared Contracts to the extent relating to the Excluded Assets (including any Seller Group program(s) other than the Program, such as the Seller Group’s proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin));
(c)    all Liabilities of ZZI, to the extent arising at any time prior to the Closing or to the extent such Liabilities relate to (i) the conduct of the Program by the Seller Group on or prior to the Closing or (ii) any breach, default or other violation by the Seller Group of any Contract to which ZZI is a party or applicable Law, in each case, on or prior to the Closing (including any Third Party Claim made following the Closing with respect to any such Liabilities);
(d)    all Liabilities relating to any of the Excluded Assets or Non-Continuing Service Providers;
(e)    all Seller Tax Liabilities; and
(f)    all Service Provider Retained Liabilities;

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provided that, for the avoidance of doubt, the Excluded Liabilities shall not include any Jazz Collaboration Agreement Liabilities or any Liability of Purchaser or its Affiliates under this Agreement, any Related Agreement or the Amended Collaboration Agreement.
2.4    Collaboration Agreement Liabilities. The Parties acknowledge and agree that (a) the Amended Collaboration Agreement provides for the allocation of certain Liabilities as between ZW BC and its Affiliates, on the one hand (collectively, the “Zymeworks Collaboration Agreement Liabilities”), and Purchaser Irish Affiliate, and its Affiliates (including Purchaser and its Affiliates), on the other hand (collectively, the “Jazz Collaboration Agreement Liabilities”), including pursuant to the indemnification obligations of the parties to the Amended Collaboration Agreement under Article 13 of the Amended Collaboration Agreement; (b) notwithstanding anything in this Agreement to the contrary, the Zymeworks Collaboration Agreement Liabilities shall remain the responsibility of ZW BC and its Affiliates (including the other members of the Seller Group) in accordance with the terms of the Amended Collaboration Agreement, and shall not be Assumed Liabilities, and the Jazz Collaboration Agreement Liabilities shall remain the responsibility of Purchaser Irish Affiliate and its Affiliates (including Purchaser and its Affiliates and, following the Closing, ZZI), in accordance with the terms of the Amended Collaboration Agreement, and shall not be Excluded Liabilities, and (c) in the event of any conflict between the terms of this Agreement and the Amended Collaboration Agreement regarding the allocation of any Liabilities, including any indemnification obligations, as among the Parties, the terms of the Amended Collaboration Agreement shall control. For the avoidance of doubt, the allocation of Liabilities pursuant to this Agreement and the Amended Collaboration Agreement shall not be deemed to conflict solely because the Amended Collaboration Agreement provides for indemnification only in respect of Third Party Claims (as defined in the Amended Collaboration Agreement), it being understood and agreed that no Indemnified Person shall be entitled to indemnification under this Agreement with respect to Losses for which such Indemnified Person or any its Affiliates is subject to indemnification obligations pursuant to the Amended Collaboration Agreement. Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, Purchaser Irish Affiliates and its Affiliates (including Purchaser and its Affiliates and, following the Closing, ZZI, as applicable) shall remain responsible for the payment or reimbursement to ZW BC and its Affiliates of the Service Provider Retained Liabilities, and other costs and expenses incurred by ZW BC and its Affiliates in connection with the Program and the Acquired Assets, to the extent provided under the Original Collaboration Agreement.
2.5    Stock Purchase. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby purchases from ZBI, and ZBI hereby sells and transfers to Purchaser, the entire legal and beneficial ownership of the ZZI Shares held by ZBI, free and clear of all Liens except for Liens imposed under applicable securities Laws (the “Stock Purchase”). The Stock Purchase shall occur at the Closing and shall be effected pursuant to a stock power and executed and delivered, together with, to the extent applicable, any related share certificate for the ZZI Shares, pursuant to Section 4.2(a)(i).
2.6    Prepaid Amounts.
(a)    The Parties acknowledge and agree that Sellers have prepaid, or will prepay prior to the Closing, amounts to Third Parties for services or other expenses under certain of the Acquired Contracts (the “Prepaid Amounts”), which aggregate amount will not in any event exceed [***]. Not less than [***] prior to the Closing Date, Sellers shall deliver to Purchaser a written schedule setting forth in reasonable detail Sellers’ good faith estimate of the Prepaid Amounts (such amount as reasonably agreed to by Purchaser, the “Estimated Prepaid Amounts”), and Sellers shall consider in good faith all reasonable comments to the Estimated Prepaid Amounts timely received from Purchaser.

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(b)    Within [***] following the Closing, Sellers shall prepare and deliver to Purchaser an invoice and written schedule, prepared in accordance with GAAP (the “Closing Statement”) setting forth its calculation of the Prepaid Amounts, together with all relevant supporting documentation sufficient to verify the accuracy of such amounts in Purchaser’s reasonable discretion. If Purchaser disagrees with the calculations in the Closing Statement, Purchaser shall notify Sellers of such disagreement in writing (the “Dispute Notice”) within [***] after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail any Prepaid Amount on the Closing Statement which Purchaser reasonably believes is inaccurate and Purchaser’s determination of such amount. Any item or amount Purchaser does not dispute within such [***] shall be final, binding and conclusive for all purposes hereunder. In the event a Dispute Notice is timely provided, Purchaser and Sellers shall use commercially reasonable efforts for a period of [***] (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, Purchaser and Sellers remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, reasonably acceptable to Purchaser and Sellers (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the written presentations by Purchaser and Sellers, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. Any further submissions to the Dispute Auditor must be in writing and delivered to each party to the dispute. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 2.6(b). The Dispute Auditor’s determination shall be made within [***] after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Purchaser and Sellers. The Dispute Auditor shall allocate its fees and expenses between Purchaser and Sellers according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. Purchaser and Sellers shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Sellers or lesser than the smallest value for such item claimed by either Purchaser or Sellers. Any determinations made by the Dispute Auditor pursuant to this Section 2.6(b) shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.
(c)    “Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to the amount of the Prepaid Amounts (as finally determined in accordance with Section 2.6(b)) minus the Estimated Prepaid Amounts. Within [***] after the final determination of the amount pursuant to Section 2.6(b), (i) if the Adjustment Amount is a positive number, then Purchaser shall pay to Sellers the Adjustment Amount and (ii) if the Adjustment Amount is a negative number, Sellers shall pay to Purchaser the absolute value of the Adjustment Amount; it being understood that Purchaser shall, in its discretion, be entitled to receive the absolute value of such amount as an offset against payment of any amount set off of amounts owed to Purchaser pursuant to or in connection with any Related Agreement and the Amended Collaboration Agreement in accordance with Section 7.8.
(d)    The maximum aggregate Prepaid Amounts that may, if applicable, be reimbursable by Purchaser under this Section 2.6 is [***].
2.7    Third Party Consents.
(a)    Notwithstanding anything herein to the contrary, this Agreement will not constitute (i) an assignment or transfer of, (ii) an attempted assignment or transfer of, or (iii) an agreement to effect an assignment or transfer of any Acquired Assets, in each case ((i)-(iii)), that

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(A) is not assignable or transferable without approval, consent, permission, waiver, clearance or authorization of a Third Party to avoid a Conflict with respect to such Acquired Asset or (B) is a Shared Contract (other than, for purposes of this clause (B), those Shared Contracts set forth on Schedule 2.7(a), which the Parties acknowledge will still be subject to the foregoing clause (A)) and requires bifurcation or novation because it relates to both the Program and the Excluded Assets (including any Seller Group program(s) other than the Program, such as the Seller Group’s proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin)) (any such approval, consent, permission, waiver, clearance, authorization, bifurcation or novation, as applicable a “Third Party Consent”), required to effect such assignment or transfer (or bifurcation or novation, as applicable), as mutually determined by Purchaser and Sellers acting reasonably, that has not been obtained prior to the Closing (the “Non-Transferable Assets”). For a period of [***] following the Closing Date, the Parties shall, and shall cause each of their respective Affiliates to, each cooperate and use commercially reasonable efforts to obtain the Third Party Consents with respect to any such Non-Transferable Asset, including, in the case of each Shared Contract (including each Shared Contract set forth on Schedule 2.7(a)), seeking to bifurcate, novate or otherwise enter into two or more new Contracts with the applicable Third Party that is party to such Shared Contract and Purchaser or its Affiliates, on the one hand, and a member of the Seller Group, on the other hand, relating to the Program, on the one hand, or the Excluded Assets, on the other hand, respectively.
(b)    To the extent any such Third Party Consent cannot be obtained prior to the Closing, the Closing shall nonetheless take place, the Parties shall, and shall cause each of their respective Affiliates to, in addition to the obligations set forth in Section 2.7(a), each cooperate and use commercially reasonable efforts to implement an alternate arrangement for a period of [***] following the Closing Date (or until such earlier time as the relevant Third Party Consent is obtained), for Purchaser and its Affiliates to receive, as of and following the Closing Date, whether by license, sub-license, sub-assignment, or by other means, the economic and operational claims, rights, benefits and burdens of such Non-Transferable Asset (including, in the case of Shared Contracts, such portion of each Shared Contract constituting an Acquired Contract), including the payments or other consideration to be paid by or to Purchaser or its Affiliates in connection with any applicable Non-Transferable Asset as if the owner thereof, or, if such arrangement is not made, to agree to such other good faith equitable result; provided, however, that Sellers shall not be required to undertake any work or take any action that would constitute a Conflict with respect to such Non-Transferable Asset.
(c)    Notwithstanding the fact that a Third Party Consent is not obtained or effected prior to the Closing, each of the assets, properties and rights described in Section 2.1 shall be deemed to be Acquired Assets under this Agreement and each of the Liabilities described in Section 2.2 shall be deemed to be Assumed Liabilities under this Agreement, as of and following the Closing. Without limiting the generality of the foregoing, the beneficial interest in and to the Acquired Assets, to the fullest extent permitted by any relevant Contract and applicable Law, will pass to Purchaser as of the Closing Date.
(d)    Purchaser acknowledges that certain Third Party Consents may be required in order to effect the transfer and assignment of the Acquired Assets to Purchaser or its Affiliates. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees that Sellers and their respective Affiliates shall not have any Liability whatsoever arising out of or relating to the failure to obtain any such consents or because of any Conflict with respect to, or loss of any benefit under, any Acquired Asset as a result thereof, except in the case of a breach by a Seller of its covenants, agreements, obligations, representations or warranties set forth in this Agreement (including Sections 2.7(a) and 2.7(b)) related thereto, on the terms and subject to the conditions of this Agreement.

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3.    Consideration
3.1    Consideration. As consideration (the “Consideration”) for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets and the ZZI Shares, (a) Purchaser shall assume and shall pay, perform and discharge the Assumed Liabilities and (b) Irish Purchaser Affiliate shall enter into the Amended Collaboration Agreement with ZW BC.
3.2    Payment in US Dollars; Applicable Exchange Rate. All amounts payable hereunder shall be payable in U.S. dollars. The exchange rate for conversion of the currency into U.S. dollars shall be calculated on the day such payment is made, or the preceding Business Day if a payment is not made on a Business Day, according to the dollar exchange rate for such currency published in the Wall Street Journal or such other exchange rate to which the Parties agree.
3.3    Allocation of Consideration.
(a)    For all applicable Tax purposes, the Parties agree that the Consideration (together with any other items properly treated as purchase price for applicable Tax purposes) will be allocated as between Sellers and amongst the ZZI Capital Stock (and amongst the assets of ZZI, if the Section 338(h)(10) Election is made), the Acquired Assets, the covenants in Section 6.11 and any other relevant items in accordance with Section 1060 of the Code and Treasury Regulations thereunder and any similar provision of state, local, or non-U.S. Tax Law (in each case to the extent applicable).
(b)    Within [***] after the Closing Date, Purchaser shall deliver to Sellers for their review and comment an allocation of the Consideration in accordance with Section 3.3(a) (the “Draft Allocation”). If Sellers do not object to such Draft Allocation, such allocation shall become the final allocation (any such final agreed allocation, the “Allocation”). If Sellers object to such Draft Allocation, Sellers shall deliver to Purchaser a statement setting forth their objections and suggested adjustments (an “Allocation Objections Statement”) within [***] from the delivery of the Draft Allocation. Purchaser agrees to consider any objection set forth in the Allocation Objections Statement in good faith. To the extent Purchaser does not accept the objections set forth on the Allocation Objections Statement, the Parties agree to negotiate in good faith to attempt to resolve the associated dispute within [***] after Sellers provides the Allocation Objections Statement to Purchaser. If any matter of such dispute is not resolved in this timeframe, then such dispute shall be submitted to an independent nationally recognized accounting firm that is mutually acceptable to Purchaser and Sellers for resolution (the “Accounting Firm”), and the expenses of such Accounting Firm will be borne [***] by Sellers on one hand and [***] by Purchaser on the other hand. To the extent an Allocation is agreed upon, the Parties and their Affiliates as finally agreed to or as determined by the Accounting Firm, shall report, act, and file Tax Returns (including IRS Form 8594 to the extent applicable) in all respects and for all purposes consistent with the Allocation, and no Party (nor any Party’s Affiliate) shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Allocation, unless required to do so by applicable Law.
3.4    Withholding. Purchaser and its Affiliates and agents (as applicable) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as such Person is required to deduct or withhold therefrom under any applicable Laws related to Taxes and shall pay the amounts withheld to the appropriate Governmental Authority. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Purchaser and its Affiliates and agents (as applicable) shall (x) notify Sellers [***] prior to deducting or withholding any amounts on payments made or deemed to be

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made to Sellers and (y) cooperate in good faith with reasonable written requests from Sellers to reduce or eliminate the deduction or withholding of such amounts. Sellers will provide Purchaser (or its Affiliates and agents (as applicable)) with any Tax forms or other documentation reasonably necessary in order for Purchaser to determine whether withholding is required and/or to not withhold or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty.
4.    Closing
4.1    Closing. The consummation of the Transactions, including the consummation of the Stock Purchase and the purchase of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the “Closing”) shall take place on May 15, 2023 by remote exchange of documents, unless another date or method is mutually agreed upon in writing by Purchaser and Sellers. The date on which the Closing occurs is herein referred to as the “Closing Date.” The Closing will be deemed to be effective for all purposes as of 11:59 p.m. Pacific time on the Closing Date.
4.2    Deliveries at Closing.
(a)    Delivery by Sellers. Upon the terms and subject to the conditions set forth in this Agreement, Sellers will deliver (or cause to be delivered) to Purchaser, at or prior to the Closing the following:
(i)    a duly executed stock power and assignment in customary form in respect of the ZZI Shares held by ZBI in favor of Purchaser together with, to the extent applicable, any related share certificate for such ZZI Shares;
(ii)    the Transition Services Agreement, duly executed by each Seller;
(iii)    the Bill of Sale, duly executed by each Seller;
(iv)    the Assignment and Assumption Agreement, duly executed by each Seller;
(v)    the Amended Collaboration Agreement, duly executed by ZW BC;
(vi)    a certificate validly executed by Secretary of ZZI having attached thereto (A) the Organizational Documents of ZZI and (B) certificates of good standing (including Tax good standing) of ZZI issued by the Washington Secretary of State and for each other state where ZZI is qualified to do business, in each case dated as of a date no more than [***] prior to the Closing Date;
(vii)    (A) an original, properly completed IRS Form W-8 duly executed on behalf of ZW BC, (B) an original, properly completed IRS Form W-9 duly executed on behalf of ZBI, and (C) an original, properly completed IRS Form W-8 or IRS Form W-9, as applicable, from each other member of the Seller Group that transfers any of the Acquired Assets pursuant to this Agreement;
(viii)    reasonable evidence of at or prior to the Closing Date, (A) the termination by the Seller Group of each Identified Service Provider, (B) ZZI’s transfer of each Non-Continuing Service Provider that is currently employed or engaged by ZZI to another member of the Seller Group or, (C) in Seller’s discretion, the termination of such Non-Continuing Service Providers, and in each of cases (A), (B), and (C), [***];

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(ix)    evidence of the written resignation of all directors and officers of ZZI to be effective as of the Closing, each of which will be in full force and effect;
(x)     unless otherwise requested by Purchaser, a true, correct and complete copy of (A) resolutions adopted by the board of directors of ZZI, certified by ZZI’s Secretary, authorizing the termination of ZZI’s participation in the Group Employee Plans other than ZZI Employee Plans, and (B) resolutions adopted by the board of directors or authorized committee thereof of an amendment to the Group Employee Plans other than ZZI Employee Plans, executed by an authorized officer of ZW BC or the applicable sponsoring employee in the Seller Group, that is sufficient to assure ZZI’s participation in the Group Employee Plans other than ZZI Employee Plans has been terminated, as applicable, to be effective, with respect to any Group Employee Plans intended to be a 401(k) plan, on the date immediately preceding the Closing Date and, with to each other applicable Group Employee Plan, as of the Closing, and in each case, contingent upon the Closing; and
(xi)    all Program Books and Records; provided that Sellers shall not be obligated to transfer any Program Books and Records that were previously transferred to Purchaser or its Affiliates pursuant to Section 4.1 of the Original Collaboration Agreement.
(b)    Delivery by Purchaser. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of Sellers contained in this Agreement, Purchaser will deliver (or cause to be delivered) to Sellers, at or prior to the Closing the following:
(i)    an amount in cash equal to the Estimated Prepaid Amounts by wire transfer of immediately available funds (to such account as designated at least [***] prior to the Closing Date by the Sellers);
(ii)    the Transition Services Agreement, duly executed by Purchaser;
(iii)    the Bill of Sale, duly executed by Purchaser;
(iv)    the Assignment and Assumption Agreement, duly executed by Purchaser; and
(v)    the Amended Collaboration Agreement, duly executed by Purchaser Irish Affiliate.
4.3    Possession. Sellers shall, subject to Section 6.4 and Section 6.7, deliver possession of all Acquired Assets in physical form to Purchaser or its designated Affiliate at the Closing or as soon as reasonably practicable thereafter. Without limiting the generality of the foregoing, Sellers and Purchaser shall cooperate to transfer all Acquired Assets stored in electronic form, wherever stored, in an agreed upon format as soon as reasonably practicable following the Closing and shall provide to Purchaser access to all such Acquired Assets as requested by Purchaser, prior to the transfer of such electronic data to Purchaser.
5.    Representations and Warranties
5.1    Representations and Warranties of Sellers. Except as set forth in the disclosure schedules delivered by Sellers to Purchaser on the Agreement Date (the “Disclosure Schedule”), each Seller, jointly and severally, represents and warrants to Purchaser as of the Agreement Date (unless such other date is specified within such subsections below) that the statements contained in this Section 5.1 are true and correct:

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(a)    Organization, Qualification and Existence. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each applicable member of the Seller Group has the requisite corporate power and authority to own, use and operate the applicable Acquired Assets as currently conducted by such member of the Seller Group. Each Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership or operation of the Acquired Assets or the conduct of such Seller’s business requires such qualification or license, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sellers have delivered to Purchaser accurate and complete copies of the Organizational Documents of ZZI, and there has not been any violation of any of the provisions of ZZI’s Organizational Documents.
(b)    Authority; Binding Nature of Agreements. Each Seller has all requisite power and authority to enter into this Agreement, the Related Agreements to which it is to be a party and the other agreements, instruments, and documents to be executed and delivered in connection herewith and therewith to which such Seller is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which each Seller is to be a party and the consummation of the Transactions by such Seller, including the applicable sale of the Acquired Assets, have been duly authorized by all necessary corporate and stockholder action, if required, and no further corporate or stockholder action is required on the part of each Seller to authorize this Agreement or any Related Agreement to which such Seller is a party or the Transactions or for such Seller to perform its obligations under this Agreement or any Related Agreements. This Agreement and each Related Agreement have been duly executed and delivered by each Seller, and, assuming the due execution and delivery of this Agreement and the Related Agreements to which it is to be a party by Purchaser and other counterparties thereto, this Agreement and the applicable Related Agreements will each constitute a valid and legally binding obligation of such Seller, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at Law) (collectively, the “Enforceability Exception”).
(c)    No Conflict. The execution and delivery of this Agreement by each Seller and the Related Agreements to which such Seller is to be a party do not, and the consummation of the Transactions will not, and each Seller’s compliance with the terms and conditions hereof and thereof, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”): (i) any provision of such Seller’s Organizational Documents, (ii) any Law or Order applicable to the Acquired Assets in any material respect, (iii) any Acquired Contract, or (iv) any note, bond, mortgage, indenture, agreement, lease, permit, franchise, instrument obligation or other Contract to which any of the Seller Group is a party or by which any of the Seller Group, the Acquired Assets or the Program may be bound or affected, except, in the case the foregoing clause (iv) for any Conflict that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the execution and delivery of this Agreement and the Related Agreements, nor the consummation of the Transactions, will result in the creation or imposition of any Lien (other than Permitted Liens) on the Acquired Assets.
(d)    Capitalization and Operations of ZZI. The authorized shares of ZZI Capital Stock consist of 1,000 shares of ZZI Capital Stock, of which 1,000 shares are issued and outstanding. The 1,000 outstanding shares of ZZI Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Lien, except for liens under applicable

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securities Laws. ZZI has no, and has never had any, Subsidiaries, nor does ZZI control, directly or indirectly, any other Person. ZZI is a direct, wholly owned Subsidiary of ZBI. ZZI was formed solely for the purpose of employing or engaging the ZZI Program Service Providers and related matters and has engaged in no other material business activities and has owned or held no material assets unrelated to such employment or engagement.
(e)    Governmental Approvals and Filings. No consent, notice, waiver, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required by, or with respect to, any member of the Seller Group in connection with the execution and delivery of this Agreement, the Amended Collaboration Agreement or the Related Agreements, or the consummation of the Transactions, except for filings under applicable securities laws or rules of the applicable stock exchange or any filings necessary to transfer the Specified Authorizations to Purchaser.
(f)    Taxes.
(i)    All income and other material Tax Returns required to be filed (A) by or on behalf of ZZI (including income Tax Returns for any ZZI Tax Group for periods during which ZZI was a member) or (B) otherwise by the Seller Group with respect to the Program, the Program Service Providers or the Acquired Assets, have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by or on behalf of ZZI (including income Taxes of any ZZI Tax Group for periods during which ZZI was a member), and all material Taxes otherwise due and payable by the Seller Group with respect to the Program, the Program Service Providers or the Acquired Assets, have been paid.
(ii)    ZZI (and, with respect to the Program, the Program Service Providers, or the Acquired Assets, any other members of the Seller Group) has collected or withheld and timely paid the proper Tax Authority all Taxes required to have been collected or withheld and paid in connection with any amounts paid or owing to or from any employee, independent contractor, customer, creditor, stockholder or other Third Party.
(iii)    There are no Liens for Taxes, other than for Taxes not yet due and payable, on any of the Acquired Assets, any of the assets of ZZI or the ZZI Shares.
(iv)    None of ZZI, any ZZI Tax Group (with respect to income Taxes for periods during which ZZI was a member), or any member of the Seller Group (with respect to the Program, the Program Service Providers, or the Acquired Assets) has waived any statute of limitations in respect of Taxes or agreed to, or is a beneficiary of, any extension of time with respect to any Tax assessment or deficiency. None of ZZI, any ZZI Tax Group (with respect to income Taxes for periods during which ZZI was a member), or any member of the Seller Group (with respect to the Program, the Program Service Providers, or the Acquired Assets) has applied for or received any Tax ruling, clearance, concession or consent. No power of attorney with respect to Taxes has been granted with respect to ZZI that is still in effect.
(v)    Other than the ZZI Tax Group that includes only ZBI and ZZI, ZZI has not been a member of a group, including a combined, consolidated, affiliated or unitary group for any Tax purposes, and does not have any potential liability for the Taxes of any other Person, including under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Tax), or otherwise by operation of Law. ZZI has never been a party to any Tax sharing, indemnification,

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reimbursement or allocation agreement (other than an agreement entered into in the ordinary course of business the primary purpose of which is not related to Tax).
(vi)    No claim has been made in writing by any Tax Authority in a jurisdiction in which ZZI, any ZZI Tax Group (with respect to income Taxes for periods during which ZZI was a member), or any member of the Seller Group (with respect to the Program, the Program Service Providers, or the Acquired Assets) does not file a particular type of Tax Return or pay a particular type of Tax that ZZI, the ZZI Tax Group, or any member of the Seller Group is or may be subject to taxation by that jurisdiction that has not since been resolved. ZZI is not required to file Tax Returns or pay Taxes in any jurisdiction outside of the United States.
(vii)    No audit, written inquiry or other Proceeding by any Tax Authority with respect to Taxes owed by ZZI, the ZZI Tax Group (with respect to income Taxes for periods during which ZZI was a member), or any member of the Seller Group (with respect to the Program, the Program Service Providers, or the Acquired Assets) is pending or outstanding, and no Tax Authority has given notice (in writing) of any intention to commence an audit, inquiry or other Proceeding or assert any deficiency or claim for additional Taxes against ZZI, any ZZI Tax Group (with respect to income Taxes for periods during which ZZI was a member), or any member of the Seller Group (with respect to the Program, the Program Service Providers, or the Acquired Assets).
(viii)    Neither ZZI nor any ZZI Tax Group (with respect to income Taxes for periods during which ZZI was a member) has engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) (or any comparable provisions of state, local or non-U.S. legal requirements). ZZI has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.
(ix)    No power of attorney that is currently in effect has been granted by Sellers with respect to the Acquired Assets (other than powers of attorney granted in the ordinary course of business, such as to a payroll provider).
(x)    Neither Purchaser (as a result of its acquisition of the ZZI Shares) nor ZZI will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (B) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (C) any intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) with respect to a transaction occurring on or prior to the Closing Date, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, or (E) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date. ZZI has not availed itself of any Tax relief, payment or support pursuant to any Pandemic Response Laws that would reasonably be expected to impact the Tax payment and/or reporting obligations of ZZI, Purchaser, or any of their Affiliates after the Closing Date. ZZI uses the accrual method of accounting for income Tax purposes.
(xi)    ZZI is and always has been a domestic corporation taxable under subchapter C of the Code. ZZI does not have, and never has had, a direct or indirect ownership interest in any trust, corporation, partnership, limited liability company, joint venture or other business entity for U.S. federal income Tax purposes. ZBI has filed (or will file) a consolidated

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U.S. federal income Tax Return with ZZI for the taxable year immediately preceding the current taxable year and is eligible to make an election under Section 338(h)(10) of the Code (and any corresponding or similar provision of state, local or non-U.S. Law).
(xii)    ZBI is not a foreign person within the meaning of Sections 1445 or 1446(f) of the Code. None of the Acquired Assets or the ZZI Shares is a “United States real property interest” within the meaning of Section 897 of the Code or an “interest in a partnership” within the meaning of Section 1446(f) of the Code. ZZI has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(xiii)    ZZI has complied in all material respects with applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of ZZI (as required under Section 482 of the Code and any other applicable federal, state, local or non-U.S. Law). All transactions between ZZI and any related parties have been effected on an arm’s length basis. Sellers have made available to Purchaser all material documentation relating to any applicable Tax holidays or incentives that have current applicability to ZZI.
(g)    Title to Assets; Sufficiency of Assets.
(i)    As of the Agreement Date, each Acquired Contract is a valid and binding agreement of a member of the Seller Group.
(ii)    To the Knowledge of Sellers, the Acquired Assets (including any Non-Transferable Assets), when combined with any other assets that Sellers will transfer, or cause to be transferred from the Seller Group, pursuant to Section 6.10 and other any assets, rights and Regulatory Filings, and any rights with respect thereto, of Purchaser and its Affiliates under the Related Agreements and the Amended Collaboration Agreement, constitute assets, rights and Regulatory Filings of the Seller Group that are necessary and sufficient to conduct the clinical trials constituting the Program as conducted by the Seller Group as of the Agreement Date, except for assets, rights and services relating to [***].
(h)    Material Contracts.
(i)    Section 5.1(h)(i) of the Disclosure Schedule sets forth a true and accurate list of each Contract in effect as of the Agreement Date to which a member of the Seller Group is a party primarily relating to the Program or by which any of the Acquired Assets is bound (collectively, the “Material Contracts”), other than Service Provider Plans.
(ii)    Section 5.1(h)(ii) of the Disclosure Schedule sets forth a true and accurate list of each Material Contract, other than Service Provider Plans entered into by any member of the Seller Group in settlement of any Proceeding relating to the Program or Acquired Assets.
(iii)    As of the Agreement Date, all of the Material Contracts are valid and binding agreements of the applicable member of the Seller Group, enforceable in accordance with their terms, subject to the Enforceability Exception, except to the extent expired in accordance with their terms. Sellers have made available or delivered to Purchaser a correct and complete copy of each written Material Contract, together with all amendments, modifications and supplements thereto. As of the Agreement Date, the applicable member of the Seller Group is not in material breach or material default of any of the Material Contracts, and, to the Knowledge of Sellers, no event has occurred that with notice or lapse of time, or both, would constitute a material default by a member of the Seller Group under any Material Contract. To the Knowledge of Sellers, as of the Agreement Date, no other party to a Material Contract is in

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material breach or material default of such Material Contract. As of the Agreement Date, no party has repudiated in writing or, to the Knowledge of Sellers, otherwise provided notice of its intention to repudiate any provision of a Material Contract. Prior to the Agreement Date, no member of the Seller Group has given to or received from any other Person any written, or to the Knowledge of Sellers other, notice regarding any material violation or breach of, or default under, any Material Contract.
(i)    Compliance with Laws. Each Seller is in compliance in all material respects with, and, to the Knowledge of Sellers, has complied in all material respects with, all applicable Laws and Orders applicable to the Program and the Acquired Assets.
(j)    Legal Proceedings.
(i)    As of the Agreement Date, there are no Actions pending or, to the Knowledge of Sellers, threatened, against or pertaining to the Program or any of the Acquired Assets, and there is no investigation (internal or external), audit or other Proceeding pending or, to the Knowledge of Sellers, threatened, pertaining to the Program, any of the Acquired Assets or any of the executive officers or directors of the Seller Group relating to the Program, in each case, by or before any Governmental Authority. As of the Agreement Date, there are no Actions pending, or to the knowledge of the Sellers, threatened, against any member of the Seller Group that seek to or would reasonably be expected to prevent or delay the ability of Sellers to enter into and perform their obligations under this Agreement or any Related Agreement, or the Transactions.
(ii)    As of the Agreement Date, there is no Order to which any member of the Seller Group is subject or that is pending or, to the Knowledge of Sellers, threatened, that relates to any of the Acquired Assets or Assumed Liabilities.
(k)    Regulatory Compliance.
(i)    Section 5.1(k)(i) of the Disclosure Schedule sets forth a true and accurate list of all INDs within the Specified Authorizations, specifying for each the member of the Seller Group that serves as the sponsor, as applicable.
(ii)    To the Knowledge of Sellers, no member of the Seller Group has received notice of any Action or any Liability on the part of the Seller Group to undertake or to bear all or any portion of the cost of remedial action of any nature in connection with the conduct of the Program.
(iii)    As of the Agreement Date, to the Knowledge of Sellers, all preclinical testing in respect of the Program conducted by or on behalf of the Seller Group has been conducted in accordance in all material respects with reasonable experimental protocols, procedures, and controls, as well as pursuant to applicable Laws and Orders and good laboratory practices, as applicable.
(iv)    As of the Agreement Date, the Program is being and has been conducted in compliance in all material respects with applicable good clinical practice regulations and guidance, including adverse event reporting, and all applicable Laws, including those relating to protection of human subjects and those contained in 21 CFR Parts 50, 54, 56 and 312, as amended, and any other similar state or non-U.S. Law. As of the Agreement Date, to the Knowledge of Sellers, no clinical trial included in the Program has been placed on clinical hold by the FDA or any similar Regulatory Authority.

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(v)    No member of the Seller Group is the subject of any pending or, to the Knowledge of Sellers, threatened, investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental Authority that has jurisdiction over the operations of the Seller Group under any similar policy. Neither the Seller Group nor, to the Knowledge of Sellers, any of its officers, employees, or agents acting for the Seller Group, has committed any prohibited act, made any statement of material fact or any material omissions, relating to the Program that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.
(l)    No Brokers. No broker, finder, or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any member of the Seller Group.
(m)    Employee Benefit Plans.
(i)    Section 5.1(m)(i) of the Disclosure Schedule sets forth a true and complete list of all ZZI Employee Plans excluding the [***] and intercompany transfer letters that do not materially deviate from the standard forms provided to Purchaser, in which case only the template form of agreement shall be scheduled. True and complete copies of all ZZI Employee Plans and all material Group Employee Plans in which a ZZI Program Service Provider or Identified Service Provider is eligible to participate (together, the “Service Provider Plans”) have been made available to Purchaser, including each of the following documents (or a written summary of the material terms if unwritten) with respect to each Service Provider Plan, as applicable: (A) all documents evidencing such Service Provider Plans, (B) the current summary plan description and any summary of material modifications, (C) the most recent determination or opinion letter issued by the IRS, (D) the most recently filed Form 5500, (E) all applicable trusts, insurance policies, other finding arrangements and services Contracts relating to each Service Provider Plan, and (F) all non-routine correspondence with a Governmental Authority related to a Service Provider Plan.
(ii)    Except as would not reasonably be expected to result material liability to ZZI, with respect to the Group Employee Plans: (A) no event has occurred and there exists no condition or set of circumstances in connection with which any member of the Seller Group could be subject to material liability (except for routine claims for benefits) under the terms of such Group Employee Plans, ERISA or the Code, (B) each of the Group Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, (C) each Group Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received (or is entitled to rely upon) a favorable determination or opinion letter as to such qualification from the IRS and no event has occurred, that would reasonably be expected to adversely affect the qualified status of any such Group Employee Plan, (D) no Action is pending or, to the Knowledge of Sellers, threatened, against or affecting any Group Employee Plan or fiduciary thereof, and (E) no Group Employee Plan provides medical, life or other welfare benefits to any retirees or other employees after their employment is terminated (other than as required by Part 6 of Substitute B of Title I of ERISA or similar state or non-U.S. Law, if applicable, for which the employee and/or the employee’s spouse or dependent pay 100% of the premiums or other required contributions).
(iii)    None of the Group Employee Plans is, and the Seller Group and its ERISA Affiliates (and the predecessors thereof) have never sponsored, maintained, administered, contributed to, been obligated to contribute to or had any direct or indirect liability in respect of a

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benefit plan that is, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) or subject to either Title IV of ERISA or Section 412 of the Code.
(iv)    Neither the execution, delivery or performance of this Agreement, the Amended Collaboration Agreement or any Related Agreement, nor the consummation of the Transactions (either alone or in connection with any other event) will (A) entitle any Continuing Service Provider to any payment or benefit, including any change of control, transaction, retention, stay, severance, termination, or similar payments or benefits, (B) result in the acceleration or creation of any rights of any Continuing Service Provider under any Group Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, and the acceleration or creation of any rights under any severance, parachute or change in control agreement), or (C) give rise to the payment of any amount that could reasonably be expected to be a “parachute payment” under 280G of the Code.
(n)    Labor and Employment Matters.
(i)    Sellers have made available a complete and accurate list of the names of all current Program Service Providers, specifying for each, as applicable, their (A) status as an employee or independent contractor, (B) position and description of the areas of responsibility with respect to the Program, (C) annual base salary, hourly wage rate, or contract rate, as applicable, (D) date of hire or engagement, (E) for employees, classification as exempt or non-exempt, (F) entity with which they are employed or engaged, (G) location of employment or business location, (H) target commission, bonus and incentive entitlements, and (I) whether absent from active employment on a leave of absence and their anticipated date of return to active employment. To the Knowledge of Sellers, no current Program Service Provider has expressed any written intention to terminate his or her employment or service within the [***] period following the Closing.
(ii)    No member of the Seller Group is a party to any labor or collective bargaining Contract that pertains to any current Program Service Providers. There are no, and during the past [***] have been no, organizing activities or collective bargaining arrangements that could affect the Program pending or under discussion with any current Program Service Providers or any labor organization. There is no, and during the past [***] there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of Sellers, threatened, against or affecting the Program or any member of the Seller Group in connection with the Program, nor is there any basis for any of the foregoing. No member of the Seller Group has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any current Program Service Provider. There are no pending or, to the Knowledge of Sellers, threatened, union grievances or union representation questions involving any current Program Service Provider.
(iii)    Each member of the Seller Group is and during the past [***] has been in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices applicable to the current Program Service Providers, including, but not limited to, those pertaining to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, and classification of employees, consultants and independent contractors. No member of the Seller Group is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws, in connection with the Program and/or the current Program Service Providers. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of Sellers, threatened, with respect to the Program and/or any current Program

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Service Providers before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(iv)    Each member of the Seller Group has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from the current Program Service Providers and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the current Program Service Providers or the employment of labor in connection with the Program. Each member of the Seller Group has paid in full to all current Program Service Providers or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.
(v)    No member of the Seller Group is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting the current Program Service Providers or employment practices in connection with the Program. Neither the Seller Group nor any of the Seller Group’s executive officers has received within the past [***] any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Program and/or any current Program Service Providers and, to the Knowledge of Sellers, no such investigation is in progress.
(vi)    In the past [***], (A) no allegations of unlawful workplace harassment, sexual harassment, retaliation, discrimination, or other similar misconduct have been made, initiated, filed or threatened by or against any current Program Service Provider in their capacities as such, (B) to the Knowledge of Sellers, no incidents of any such workplace harassment, sexual harassment, retaliation, discrimination, or other similar misconduct have occurred, and (C) no member of the Seller Group has entered into any settlement agreement related to allegations of such workplace harassment, sexual harassment, retaliation, discrimination, or other similar misconduct threatened by or against any current or former Program Service Provider.
5.2    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers that:
(a)    Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.
(b)    Authority; Binding Nature of Agreements. Purchaser has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by Purchaser of this Agreement and the Related Agreements to which it is to be a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all required action on the part of Purchaser. This Agreement and each Related Agreement to which it is to be a party have been duly executed and delivered by Purchaser, and, assuming the due execution and delivery of this Agreement and each such Related Agreement by Sellers and other counterparties thereto, this Agreement and such Related Agreements will each constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exception.

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(c)    No Conflict. The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is to be a party, and the consummation by Purchaser of the Transactions, do not and will not Conflict with (i) any provision of, or require any consent of any Person that has not been obtained under, Purchaser’s Organizational Documents, (ii)  any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii)  any material Contract to which Purchaser is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser, except, in the case the foregoing clauses (ii), (iii) or (iv) for any Conflict that would not reasonably be expected to prevent or materially delay the ability of Purchaser to enter into and perform its obligations under this Agreement or any Related Agreement, or the Transactions.
(d)    Governmental Approvals and Filing. No consent, notice, waiver, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required by, or with respect to, Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or the Related Agreements, or the consummation of the Transactions, except for filings under applicable securities laws or rules of the applicable stock exchange or filings the failure of which to be made would not reasonably be expected to prevent or materially delay the ability of Purchaser to enter into and perform its obligations under this Agreement or any Related Agreement, or the Transactions.
(e)    Legal Proceedings. As of the Agreement Date, there are no Actions pending, or to the knowledge of Purchaser, threatened, against Purchaser or its Affiliates that would reasonably be expected to prevent or delay the ability of Purchaser to enter into and perform its obligations under this Agreement or any Related Agreement, or the Transactions.
6.    Additional Agreements
6.1    Conduct of Business.
(a)    During the period from the Agreement Date and continuing until and through the Closing, Sellers shall and shall cause the Seller Group to (except to the extent required by Law, as contemplated by this Agreement or as consented to in writing by Purchaser) conduct the Program in the usual regular and ordinary course in substantially the same manner as heretofore conducted and in accordance with the terms of the Original Collaboration Agreement.
(b)    Without limiting the foregoing, except to the extent required by Law, as contemplated by this Agreement or as set forth in the Disclosure Schedule, or as consented to in writing by Purchaser, during the period from the Agreement Date and continuing until and through the Closing, each Seller shall not (and shall cause the other members of the Seller Group not to), without the prior written consent of Purchaser: (i) sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in the Acquired Assets outside the ordinary course of business; (ii) amend, waive any material rights, modify or consent to the termination of any Material Contract that is a Acquired Contract, or amend, waive any material rights, modify or consent to the termination of Sellers’ rights thereunder, except in the regular and ordinary course of business consistent with Sellers’ past practice; (iii) hire any individual that would be a Program Service Provider if employed or engaged as of the Agreement Date; (iv) terminate the employment or engagement of any Program Service Provider, other than for cause; (iv) amend in any manner the terms of any Group Employee Plan or any employment agreement, consulting agreement, or independent contractor agreement with any Program Service Provider; (v) increase, amend, or award any new benefits, salaries, wage rates, severance, retention award, change of control award, or other compensation of any Program Service Provider, or otherwise materially modify the terms and conditions of employment of the Program Service Providers; (v) assign any Group Employee Plan to ZZI; or

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(vii) amend any of the Organizational Documents of ZZI, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Seller Group (including ZZI), effect any recapitalization, reclassification, distribution, equity split or like change in capitalization of ZZI, or issue, sell or transfer to any Third Party any equity securities or other interests in the equity of ZZI.
6.2    Public Disclosures.
(a)    Except with respect to the Current Report on Form 8-K Sellers intend to file with the SEC disclosing the execution of this Agreement and the transactions contemplated hereby, in the form attached hereto as Exhibit C (the “Announcement 8-K”), , each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no Party will be prevented from complying with any duty of disclosure it may have pursuant to applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party at least [***] to review and comment on any proposed disclosure), to the extent permissible under applicable Laws. Each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is consistent with prior public disclosures or public statements approved pursuant to this Section 6.2(a) and which do not reveal nonpublic information about the other Parties.
(b)    The Parties hereby acknowledge and agree that either Party may be required by applicable Laws to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). Except with respect to the Announcement 8-K, if a Party is required by applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure or the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, except with respect to the Announcement 8-K, if a Party is required by applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has (i) promptly notified the other Party in writing of such requirement and any respective timing constraints, (ii) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure, and (iii) given the other Party at least [***] to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its outside counsel to be required by applicable Laws or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 6.2(b) and the other Party provides reasonable comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will in good faith consider incorporating such reasonable comments.
6.3    Confidentiality. The Parties agree and acknowledge that the Amended Collaboration Agreement contains provisions relating to the Parties’ obligations concerning confidentiality, which provisions are hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms; provided that, subject to Section 6.2, Sellers agree that the terms of this Agreement, the Amended Collaboration Agreement and the Related Agreements and all confidential information of Purchaser, any member of the Seller Group (with respect to the Program), the Acquired Assets, and the Assumed Liabilities to which Sellers or

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any of their Affiliates or Representatives had access prior to the Closing constitutes Confidential Information of Purchaser Irish Affiliate covered by the Amended Collaboration Agreement; provided further, that all Confidential Information of the Seller Group to the extent relating to the Acquired Assets shall be the Confidential Information of Purchaser after the Closing.
6.4    Further Assurances and Cooperation
.
(a)    Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, agree to use their respective reasonable best efforts, and to cooperate with the other Parties, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the following: (i) the obtaining of all necessary actions or non-actions, waivers, consents, and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any); (ii) the obtaining of all necessary Third Party Consents required in accordance with the transfer of any Acquired Asset from any member of the Seller Group to Purchaser pursuant to Section 2.1; (iii) the execution and delivery of any additional agreements or instruments necessary to consummate the Transactions and to fully carry out the purposes of, this Agreement, the Amended Collaboration Agreement and the Related Agreements; and (iv) following the Closing, the identification and delivery of all Acquired Assets not previously identified and delivered pursuant to Section 6.10.
(b)    Cooperation. If, in order to properly prepare any documents or reports required to be filed with any Governmental Authority, it is necessary that either Purchaser, on the one hand, or Sellers, on the other hand, be furnished with additional information, documents, or records relating to the Program, the Acquired Assets, the Excluded Liabilities, or the Assumed Liabilities, and such information, documents, or records are in the possession or control of the other Party, such other Parties shall use their respective commercially reasonable efforts to furnish or make available such information, documents, or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, that, the Parties agree that any such materials received pursuant to this Section 6.4(b) shall constitute and be treated as Confidential Information.
(c)    Access. Between the Agreement Date and the Closing Date, Sellers shall (i) give Purchaser and its Affiliates and their Representatives reasonably requested access to the facilities, properties, personnel, Contracts, operating and financial reports, work papers, books and records of Sellers as related to the Acquired Assets and (ii) [***]; provided that no information or knowledge obtained by Purchaser and its Affiliates or their Representatives in any investigation conducted pursuant to the access contemplated by this Section 6.4(c) shall affect or be deemed to modify any representation or warranty of Sellers set forth in this Agreement or otherwise impair the rights and remedies available to Purchaser hereunder. Any investigation pursuant to this Section 6.4(c) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business or operations of Sellers.
(d)    Transition Services Agreement. Between the Agreement Date and the Closing Date, the Parties shall, in good faith and with reasonable cooperation, negotiate and agree on the final form of the Transition Services Agreement, which Transition Services Agreement shall be executed and delivered on the Closing Date pursuant to Section 4.2.

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6.5    Tax Matters.
(a)    Preparation of Tax Returns.
(i)    ZBI shall prepare and timely file, or cause to be prepared and timely filed, any combined, consolidated or unitary Tax Return that includes any member of the Seller Group (other than ZZI), on the one hand, and ZZI, on the other hand (each, a “Combined Tax Return”). ZBI shall include the income of ZZI (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on ZBI’s consolidated U.S. federal income Tax Returns for all Pre-Closing Tax Periods as required by applicable Law and pay any U.S. federal income Taxes attributable to such income. For all Pre-Closing Tax Periods, ZBI shall cause ZZI to join in ZBI’s consolidated U.S. federal income Tax Return.
(ii)    Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of ZZI (other than any Combined Tax Return) for a Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (each, a “Purchaser Prepared Return”). All Purchaser Prepared Returns that are not for a Straddle Period shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of ZZI with respect to such items, except as otherwise required by applicable Law or to the extent any deviation from such past practices would not reasonably be expected to give rise to an increased claim for indemnification by the Purchaser Indemnified Parties pursuant to this Agreement. In the event that any Purchaser Prepared Return shows any Pre-Closing Taxes that are subject to indemnification by Sellers pursuant to this Agreement, Purchaser will submit a copy of such Tax Return to Sellers for review and comment prior to the filing of such Tax Return (taking into account any extension properly obtained); provided that any failure or delay in providing any such Tax Return to Sellers by Purchaser shall not relieve Sellers of any indemnification obligations with respect to such Tax Return, except to the extent Sellers are actually prejudiced as a result thereof. Purchaser shall consider in good faith all reasonable comments timely received from Sellers.
(b)    Straddle Period Taxes. For all purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), and the amount of other Taxes which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.
(c)    Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”) and any expenses associated with filing Tax Returns with respect to such Transfer Taxes shall be borne [***] by Sellers and [***] by Purchaser. The Party required under applicable Laws to file a Tax Return with respect to Transfer Taxes will prepare or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their Affiliates to, join in the

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execution of any such Tax Returns. The Parties agree to reasonably cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law.
(d)    Tax Contests.
(i)    After the Closing Date, Purchaser, ZZI and Sellers, respectively, shall inform each other party in writing of the commencement of any claim, audit, investigation, examination, or other Action, proceeding or self-assessment relating, in whole or in part, to Taxes of ZZI for a Pre-Closing Tax Period (“Tax Contest”) for which Purchaser may be entitled to indemnity from Sellers under this Agreement. Except as set forth in Section 6.5(d)(ii), Purchaser shall have the exclusive right to represent the interests of ZZI in any and all Tax Contests and shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest; provided, however, that to the extent that any such Tax Contest would reasonably be expected to give rise to an indemnity obligation of Sellers, Purchaser shall not resolve such Tax Contest without Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(ii)    ZBI and Sellers shall have the exclusive right to control any claim, audit, investigation, examination, or other Action, proceeding or self-assessment relating to a Combined Tax Return, provided no Seller shall settle any audit of a Combined Tax Return to the extent such Tax Return relates to ZZI in a manner that would adversely affect ZZI after the Closing Date without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)    To the extent the provisions of this Section 6.5(d) conflict with the provisions of Section 7.5, this Section 6.5(d) shall govern with respect to Tax Contests.
(e)    Cooperation. Sellers shall cooperate fully with Purchaser, as and to the extent reasonably requested by Purchaser, in connection with the preparation and filing of Tax Returns, the conduct of any audit or other examination by any Governmental Authority, or in connection with any judicial or administrative proceeding relating to Taxes, in each case to the extent relevant to Pre-Closing Taxes. Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to the preparation and filing of any such Tax Returns, the conduct of any such audit or examination, or in connection with any such judicial or administrative Proceedings, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Such cooperation shall also include providing any relevant information within the possession of any member of the Seller Group as requested by Purchaser that is reasonably necessary for Purchaser to determine any limitations or reductions of any of ZZI’s net operating loss carryforwards and other Tax attributes, including under Sections 382, 383 and 384 of the Code (and any corresponding or similar provision of state, local or non-U.S. Tax Law) and Treasury Regulations Section 1.1502-36(d). Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall Purchaser be entitled to review or otherwise have access to any Combined Tax Return of the Seller Group.
(f)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements between any member of the Seller Group (other than ZZI), on the one hand, and ZZI, on the other hand, and all powers of attorney to which ZZI is a party, will be terminated prior to the Closing and, after the Closing, no such agreement or power of attorney will have any effect on ZZI, and Purchaser and its Affiliates shall not have any liabilities or obligations with respect thereto.

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(g)    Section 338(h)(10) Election. At Purchaser’s option, Purchaser and ZBI shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or non-U.S. Tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the ZZI Shares; provided that Purchaser will first pay ZBI an amount in cash intended to make ZBI whole for any incremental Taxes incurred by ZBI as a result of the Section 338(h)(10) Election (including Taxes on payments pursuant to this Section 6.5(g)), which amount Purchaser and ZBI shall negotiate in good faith.
(h)    Post-Closing Tax Actions. From and after the Closing, to the extent such action would give rise to an indemnity claim under Article 7 or otherwise increase the Seller Tax Liabilities, Purchaser and its Affiliates shall not, and shall not cause or permit ZZI to, (i) amend any Tax Return of ZZI with respect to any Pre-Closing Tax Period, (ii) submit any voluntary disclosure application to, or enter into any voluntary disclosure agreement with, any Governmental Authority with respect to any Taxes or Tax Returns of ZZI for any Pre-Closing Tax Period, or (iii) make any Tax election with respect to ZZI that has effect for any Pre-Closing Tax Period, other than pursuant to Section 6.5(g), in each case without the prior written consent of Sellers, which consent will not be unreasonably withheld, conditioned or delayed.
6.6    Service Provider Matters.
(a)    Prior to the Closing Date, Purchaser shall extend offers of employment to each Program Service Provider identified on Schedule 6.6(a) (the “Identified Service Providers”), which offers will be effective as of and contingent upon the Closing (with no break in service), recognizes past service with the Seller Group, and which will provide for employment terms and conditions no less favorable in the aggregate to those in effect immediately prior to the Closing (the “Identified Service Provider Offer Letters”). The Identified Service Provider Offer Letters shall also be contingent on such Identified Service Provider successfully passing a screening to determine if such individual has been deemed ineligible under applicable Laws to participate in health care programs or procurement and non-procurement programs (and, for the avoidance of doubt, Purchaser may revise Schedule 1.1 prior to the Closing to include any such Identified Service Provider or ZZI Program Service Provider determined by Purchaser in good faith to be so ineligible). Sellers and Purchaser shall cooperate and use commercially reasonable efforts to cause the Identified Service Providers to execute the Identified Service Provider Offer Letters. Sellers shall, and shall cause each other member of the Seller Group to, not impair Purchaser’s or its Affiliates’ efforts to obtain or continue the employment of the ZZI Program Service Providers and Identified Service Providers, and Sellers shall not, and shall cause other members of the Seller Group not to, make competing offers or proposals, or, directly or indirectly, seek to induce any such Person not to accept Purchaser’s or its Affiliates’ offer of employment or engagement or terminate such employment or engagement. Effective as of the Closing, Sellers will, or will cause other members of the Seller Group to, [***].
(b)    Sellers hereby covenant and agree, including on behalf of the Seller Group (other than ZZI), that, effective as of the Closing, (i) all confidentiality, non-solicitation, non-competition and other restrictive covenants with respect to the Acquired Assets that have been granted by any Continuing Service Provider in favor of the Seller Group (other than ZZI) are hereby fully waived with respect to such Continuing Service Providers’ employment or engagement by Purchaser and its Affiliates as of and following the Closing, and (ii) the Seller Group (other than ZZI) releases all claims it may have against such Continuing Service Providers, Purchaser and its Affiliates with respect to such waived covenants. Sellers hereby agree, including on behalf of the Seller Group (other than ZZI), not to sue or otherwise seek recourse against Purchaser and its Affiliates or any Continuing Service Provider for a breach of any such waived covenants. Notwithstanding the foregoing, Sellers, including on behalf of the

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Seller Group (other than ZZI), does not waive any right to assert confidentiality obligations against the Continuing Service Providers with respect to any Excluded Assets.
(c)    [***]
(d)    Following the Closing Purchaser shall, or shall cause its Affiliates to, [***] entered into with the Continuing Employees, with any such [***], and such payments shall be Assumed Liabilities.
(e)    Sellers, including on behalf of the Seller Group (other than ZZI), shall remain solely responsible for compliance with all Laws and fulfillment of all Liabilities relating to the employment or engagement of any Person who is not a Continuing Service Provider (including, for the avoidance of doubt, the Non-Continuing Service Providers), whether occurring prior to, on, or after the Agreement Date, and whether or not in connection with the Transactions, including notice and severance requirements, wages, commissions, salaries, bonuses, vacation pay, benefits, and all costs relating to the continuation of health or other benefits. [***]
(f)    For a period of not less than [***] following the Closing, Purchaser shall, or shall cause its Affiliates to, provide (i) a base salary or base wage to each Continuing Service Provider who is an employee (the “Continuing Employees”) that is no less favorable than such base salary or base wage in effect as of immediately prior to the Closing, (ii) employee benefits (excluding severance and equity and equity-based compensation) that are no less favorable in the aggregate to those provided to similarly situated employees of Purchaser and its Affiliates; and (iii) for Continuing Employees, severance benefits that are no less favorable than those provided to similarly situated employees of Purchaser and its Affiliates. Purchaser shall, or shall cause its Affiliates to, provide for each Continuing Employee who is participating in a variable cash incentive plan or program of the Seller Group as of immediately prior to the Closing, for 2023 service only, a target cash incentive opportunity at least as favorable as that provided to similarly situated employees of the Purchaser and its Affiliates, which incentive opportunity shall be provided for the entire year (including the portion of 2023 that lapsed prior to the Closing) and not pro-rated to reflect only the portion of the 2023 calendar year occurring post-Closing (but which may be pro-rated with respect to any Continuing Employee who was not employed by a member of the Seller Group as of January 1, 2023 based on such Continuing Employee’s start date with the applicable member of the Seller Group). For purposes of determining eligibility to participate, vesting and future accruals (but not, for the avoidance of doubt, for purposes of (i) benefit accruals under any defined benefit plan or (ii) for purposes of any equity incentive plan maintained by Purchaser or any of its Affiliates) of Purchaser and its Affiliates, Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to provide Continuing Employees with service credit under Purchaser’s (or its applicable Affiliate’s) employee benefit plans or arrangements for their period of service with the Seller Group prior to the Closing to the same extent that such service was recognized for such purposes immediately prior to the Closing under the corresponding Group Employee Plans, except where doing so would cause a duplication of benefits. With respect to each group health plan maintained by Purchaser or any of its Affiliates for the benefit of the Continuing Employees, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) ensure that Purchaser’s or its Affiliate’s third party insurance carriers cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such restrictions were waived or satisfied under the comparable health or welfare benefit plan of the Seller Group immediately prior to the Closing and (ii) provide Continuing Employees with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Purchaser’s (or its

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applicable Affiliate’s) employee benefit plans or programs in which Continuing Employees eligible to participate during the year in which the Closing occurs.
(g)    Prior to the Closing, Sellers shall, or shall have caused their Affiliates to, have amended any [***] upon the execution, delivery, or performance of this Agreement, the Amended Collaboration Agreement, or any Related Agreement, and/or the consummation of the Transactions (either alone or in connection with any other event), in each case with respect to any Continuing Service Providers, [***].
(h)    At or prior to the Closing, Sellers shall [***].
(i)    During the period from the Agreement Date and continuing until and through the Closing, to the extent reasonably requested by Purchaser, Sellers shall provide the Purchaser with reasonable access to the ZZI Program Service Providers and Identified Service Providers. Consistent with applicable Law, Sellers shall provide Purchaser access to and duplications of the ZZI Program Service Providers’ and Identified Service Providers’ personnel files, payroll records, and other employment-related records and files and shall provide such other information as Purchaser may reasonably require in connection with its employment of such individuals. Sellers shall provide Purchaser with an advance copy of any written or oral communications to any and all ZZI Program Service Providers and Identified Service Providers pertaining to their post-Closing terms and conditions of employment or any other matters related to the Transaction (“Employee Communications”), after which the Purchaser shall have a reasonable period of time to review and comment on such Employee Communications, and Sellers shall consider and incorporate any such comments in good faith. In the event that the Parties intend to issue any joint Employee Communications, the Parties shall cooperate in good faith prior to making any such Employee Communications and neither Party shall issue any joint Employee Communications in the event they are not able to reasonably agree on their form and substance. Sellers agrees that Sellers shall not, and each Seller shall cause the Seller Group not to, issue any Employee Communications that are contradictory, inconsistent, or otherwise conflict with any Employee Communications issued by Purchaser or the terms of this Agreement. Nothing herein shall limit or restrict the Purchaser’s ability to unilaterally issue any Employee Communications of its own to the ZZI Program Service Providers and Identified Service Providers at any time without prior approval or review by Sellers, provided such Employee Communications are consistent with the terms of this Agreement. The access and information provided in accordance with this Section 6.6(i) shall not in any way diminish or otherwise affect any of the representations or warranties of Sellers hereunder or Purchaser’s right to indemnification pursuant to Section 7 in respect of any breach thereof.
(j)    Nothing herein express or implied by this Agreement shall confer upon any Continuing Service Provider, any other current or former employee, applicant, independent contractor or consultant of the Seller Group, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement or confer upon any such Person any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan.
6.7    Transfer of Specified Authorizations.
(a)    As soon as practicable (and no later than [***], unless (x) reasonably requested by Sellers and (y) consented to by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed) following the Closing Date, (i) Sellers shall, and shall cause the other applicable member of the Seller Group to, promptly (A) send letters, in form and substance reasonably satisfactory to Purchaser, to the applicable Regulatory Authorities indicating that each Specified Authorization is transferred to Purchaser or its designated Affiliate

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and that Purchaser or its designated Affiliate is the new owner of the Specified Authorizations, and (B) promptly provide to Purchaser a copy of said letters; and (ii) Purchaser shall promptly (A) send letters, in form and substance reasonably satisfactory to Seller, to the applicable Regulatory Authorities indicating its acceptance of the transfer of each Specified Authorization to Purchaser or its designated Affiliate and that Purchaser or its designated Affiliate is the new owner of the Specified Authorizations, and (B) promptly provide to Sellers a copy of said letters.
(b)    Activities required to be undertaken by the Specified Authorization holder, including annual reports to FDA and other applicable Regulatory Authorities, handling and tracking of complaints and communications with investigators, shall be conducted in accordance with the terms of the Transition Services Agreement.
6.8    Communication with Governmental Authorities. Until a Specified Authorization is transferred to Purchaser or its designated Affiliate at or following the Closing, the applicable members of the Seller Group shall [***] all communications with the FDA and other applicable Regulatory Authorities relating to the Program with respect to such Specified Authorization, with Purchaser’s reasonable assistance in accordance with the Transition Services Agreement. After such transfer has been completed, Purchaser and its Affiliate shall have sole responsibility for all such communications. Sellers shall provide Purchaser with copies of any and all communications and contacts Sellers, or any other members of the Seller Group, send to or receives from any other Governmental Authority concerning the Program in accordance with the Amended Collaboration Agreement. Notwithstanding the foregoing, any Liabilities that arise in connection with any member of the Seller Group’s communications with the FDA or other applicable Regulatory Authorities that occurs following the Closing shall be the responsibility of Purchaser and its Affiliates and be Assumed Liabilities for purposes of this Agreement.
6.9    Adverse Experience Reporting; Pharmacovigilance. The Parties shall (a) transfer a copy of the safety database and other pharmacovigilance records specific to the Program that are necessary for Purchaser and its Affiliates to fulfill the obligations of a holder of the Specified Authorizations in accordance with applicable Law from Sellers and the applicable members of the Seller Group to Purchaser or its designated Affiliate and (b) at the Closing, enter into the safety data sharing and exchange agreement, in each case ((a) and (b)) as described in Section 6.4 of the Amended Collaboration Agreement, including the time periods set forth therein ((a) and (b) collectively, the “SDEA Activities”). The Parties shall conduct the adverse experience and safety reporting for the Program in accordance with the Transition Services Agreement and in compliance with the requirements of applicable Law. Following the Closing, Purchaser and its Affiliates shall be responsible for the adverse experience and safety reporting for the Program in accordance with the Amended Collaboration Agreement.
6.10    Reconciliation.
(a)    For [***] after the Closing Date, either Party may notify the other Party (or Parties) of any assets retained by Sellers or any other members of the Seller Group following the Closing Date that the Parties reasonably believe should have been transferred to Purchaser or its designated Affiliate under this Agreement as part of the Acquired Assets. If the Parties determine in good faith and agree that such asset was intended to be transferred to Purchaser or its designated Affiliate as part of the Acquired Assets under this Agreement, such asset shall be assigned by Sellers or the applicable member of the Seller Group (other than ZZI) to Purchaser or its designated Affiliate without any additional consideration, and Sellers agrees to use commercially reasonable efforts during such period to promptly deliver, or cause to be delivered, any such asset to any Purchaser or its designated Affiliate, as applicable.
(b)    For [***] after the Closing Date, either Party may notify the other Party (or Parties) of any asset transferred to Purchaser or its designated Affiliate in connection with the

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Transactions that the Parties reasonably believe should have been retained by Sellers under this Agreement as part of the Excluded Assets. If the Parties determine in good faith that such asset was intended to be retained by Sellers or any member of the Seller Group as part of the Excluded Assets under this Agreement, such asset shall be assigned by Purchaser or its Affiliate, as applicable, to such Seller or such member of the Seller Group without additional consideration, and Purchaser agrees to use commercially reasonable efforts during such period to promptly deliver, or cause to be delivered, any such asset to Sellers or such member of the Seller Group, as applicable.
6.11    Non-Solicitation. For a period of [***] following the Closing, Sellers shall not, and shall cause the other members of the Seller Group not to, directly or indirectly through any Person or contractual arrangement, solicit for employment or for engagement as a consultant, or encourage, induce, attempt to induce, solicit or attempt to solicit to leave, terminate or significantly reduce the employment or engagement with Purchaser or its Affiliates, any Continuing Service Provider; provided, however, that Sellers and their Affiliates may (i) place general advertisements or making general public solicitations for employment (including by way of search firms) for any position that are not specifically targeted at the Continuing Service Providers, (ii) hire any Continuing Service Provider who responds to an advertisement or general solicitation that is not specifically targeted at the Continuing Service Providers, or (iii) hire any Continuing Service Providers who have ceased employment or service with Purchaser prior to the commencement of employment discussions with any Seller and such Continuing Service Provider. No provision of this Agreement shall create any third-party beneficiary rights in any current or former employees or independent contractors of Sellers, any other members of the Seller Group, or any other Person. [***] Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 6.11 are reasonable and proper to protect the legitimate interest of Purchaser. If a court of competent jurisdiction determines that the character or duration of the provisions of this Section 6.11 are unreasonable, it is the intention and the agreement of the Parties that such provisions shall be construed by the court in such a manner as to impose only those restrictions on Sellers’ and the other Seller Group members’ conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchaser the benefits of this Agreement.
7.    Indemnification
7.1    Indemnification by Sellers and Purchaser.
(a)    Indemnification by Sellers. ZW BC shall indemnify and hold harmless Purchaser, its Affiliates, and each of their respective directors, officers, employees, contractors, agents and assigns (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”), including in connection with any Third Party Claim arising from or relating to any of the following: (i) any Seller’s breach of any of its representations or warranties made in or pursuant to this Agreement (as qualified by the Disclosure Schedule) as of the Agreement Date or as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case any breach of such representations and warranties as of such earlier date) or any certificate delivered pursuant to this Agreement, or any Related Agreement; (ii) any Seller’s or any other member of the Seller Group’s breach of any covenants or obligations set forth in this Agreement or any Related Agreement; or (iii) any Excluded Liabilities.
(b)    Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Sellers, their respective Affiliates, and each of their respective directors, officers, employees, contractors, agents and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against all Losses, including in connection with any

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Third Party Claim arising from or relating to any of the following: (i) Purchaser’s breach of any of its representations or warranties made in or pursuant to this Agreement (as qualified by the Disclosure Schedule) as of the Agreement Date or as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case any breach of such representations and warranties as of such earlier date) or any certificate delivered pursuant to this Agreement, or any Related Agreement; (ii) Purchaser’s or any of its Affiliates’ breach of any covenants or obligations set forth in this Agreement or in any Related Agreement; or (iii) any Assumed Liabilities.
7.2    Survival. All representations and warranties made by Sellers or Purchaser in this Agreement or any certificate delivered pursuant to this Agreement will survive the Closing until 11:59 p.m. Pacific Time on the date that is [***] after the Closing Date (the “Survival Date”); provided, however, that the representations and warranties (a) set forth in Section 5.1(a) (Organization, Qualification and Existence), Section 5.1(b) (Authority; Binding Nature of Agreements), Section 5.1(d) (Capitalization and Operations of ZZI), Section 5.1(f) (Taxes), Section 5.1(l) (No Brokers) (collectively, the “Seller Fundamental Representations”) shall survive until the date that is [***] from the Closing Date, and (b) set forth in Section 5.2(a) (Organization and Existence) and Section 5.2(b) (Authority; Binding Nature of Agreements) (collectively, the “Purchaser Fundamental Representations,” and together with the Seller Fundamental Representations, the “Fundamental Representations”) shall survive until the date that is [***] from the Closing Date; provided, however, that any claims for indemnification involving intentional common law fraud with respect to such representations and warranties made by Sellers or Purchaser, as applicable, shall survive until the expiration of the statute of limitations with respect thereto. Any covenant or obligation of the Parties in this Agreement and the Related Agreements to the extent required to be performed prior to the Closing pursuant to its terms shall expire on the Survival Date. Any covenant or obligation of the Parties in this Agreement and the Related Agreements to the extent required to be performed at or following the Closing pursuant to its terms shall survive the Closing in accordance with its terms.
7.3    Limits on Indemnification.
(a)    The aggregate amount of Losses pursuant to Section 7.1(a) and Section 7.1(b) shall not be capped. The Parties shall be entitled to seek recovery for any Claim made pursuant to this Agreement; provided, that there shall not be any multiple recovery for any Losses or multiple recovery for duplicate Losses under this Agreement, on the one hand, or any other Related Agreement or the Amended Collaboration Agreement, on the other hand.
(b)    Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Parties expressly intend and agree that the amount of any Losses incurred by the Indemnified Party shall be reduced by any amount actually recovered by such Indemnified Party with respect thereto under any insurance coverage (net any costs and expenses, including deductibles, costs of recovery and the amount of any insurance premium increases).
(c)    Notwithstanding anything to the contrary herein, the Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to this Article 7 for any (A) Losses related to or arising from the amount or availability in any taxable period (or portion thereof) beginning after the Closing Date of any Tax asset or attribute of ZZI attributable to a Pre-Closing Tax Period or (B) Taxes arising from any transactions entered into on the Closing Date but after the Closing outside of the ordinary course of business and not contemplated by this Agreement.
7.4    Exclusive Remedy. Without limiting Section 2.4 or the terms of the Amended Collaboration Agreement, the Parties acknowledge and agree that, from and after the Closing, the indemnification provisions provided for in this Article 7 will be the exclusive remedy of the

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Purchaser Indemnified Parties against Sellers and the Seller Indemnified Parties against Purchaser for any breach of any representation, warranty, covenant, or agreement contained in this Agreement or any Related Agreement or other Claim arising out of or relating to this Agreement or any Related Agreement. Nothing in this Section 7.4 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled to pursuant to Section 8.3, or limit the rights of the parties under the Amended Collaboration Agreement.
(a)    Indemnification Procedures. If any Indemnified Party shall become aware of an indemnifiable matter (other than a Third Party Claim) under this Article 7, the Indemnified Party shall deliver a written notice (a “Claim Notice”) to the Indemnifying Party which contains: (a) a description and the amount, if known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (which, if known, shall be calculated and estimated by the Indemnified Party in good faith), (b) a statement that the Indemnified Party is entitled to indemnification under this Article 7 for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice and the underlying Claims. Notwithstanding the foregoing, failure to notify the Indemnifying Party in accordance with this Section 7.5(a) will not relieve the Indemnifying Party of any obligation that it may have to the Indemnified Party except to the extent the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such timely notice. If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article 7, the dispute will be resolved as set forth below:
(i)    The Indemnifying Party may object to a Claim for indemnification set forth in Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the Claim made in the Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party within [***] following the receipt of the applicable Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the Claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the Claims in respect of which the objection is made.
(ii)    To the extent the Indemnifying Party does not object in writing (as provided in Section 7.5(a)(i)) to the Claims contained in such Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment and agreement by the Indemnifying Party that the Indemnified Party is entitled to recover the Losses arising from or relating to the indemnifiable matters set forth in such Claim Notice from the Indemnifying Party (any such Claim, an “Unobjected Claim”). Within [***] of the later of a Claim becoming an Unobjected Claim or the Losses being incurred, the Indemnifying Party shall make the applicable payment to such Indemnified Party, subject to the limitations set forth in this Article 7.
(iii)    In case an Indemnifying Party timely delivers an Objection Notice in accordance with Section 7.5(a)(i), the Parties shall attempt in good faith to agree upon the rights of the Indemnifying Party with respect to each of such Claims. If the Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both Parties (any Claims covered by such an agreement, a “Settled Claim”). Any amounts required to be paid pursuant to such memorandum shall be paid by the Indemnifying Party to the Indemnified Party within [***] of the applicable Claim becoming a Settled Claim or otherwise in accordance with the terms of such memorandum.

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(iv)    If no such agreement can be reached after good faith negotiation within [***] after delivery of an Objection Notice, then upon the expiration of such [***] period, either Party may seek to resolve such dispute pursuant to Section 8.2.
(b)    If any Indemnified Party shall become aware of an indemnifiable matter arising from any pending or threatened Action by a Third Party (each such Action being a “Third Party Claim”), it shall inform the Indemnifying Party of the Third Party Claim giving rise to the obligation to indemnify pursuant to such Section within [***] after receiving written notice of the Third Party Claim. Notwithstanding the foregoing, failure to notify the Indemnifying Party in accordance with this Section 7.5(b) will not relieve the Indemnifying Party of any obligation that it may have to the Indemnified Party except to the extent the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such timely notice. The Indemnifying Party shall have the right to assume the defense of any such Third Party Claim for which it has agreed in writing it is obligated to indemnify the Indemnified Party, unless [***]. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the other Party. The Indemnifying Party may not enter into any compromise or settlement unless (A) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim; or (B) the Indemnified Party consents to such compromise or settlement, which consent will not be unreasonably withheld, conditioned or delayed unless such compromise or settlement involves (1) any admission of legal wrongdoing by the Indemnified Party, (2) any payment by the Indemnified Party that is not indemnified under this Agreement, or (3) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not assume control of the defense of a Third Party Claim or if a good faith and diligent defense, in the Indemnified Party’s reasonable opinion, is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party to the extent reasonable and documented, upon at least [***] prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party will keep the Indemnifying Party apprised of all material developments with respect to such Third Party Claim. The Indemnifying Party shall not have the obligation to indemnify the Indemnified Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed unless such compromise or settlement involves (x) any admission of legal wrongdoing by an Indemnifying Party or (y) the imposition of any material equitable relief against an Indemnifying Party. If the Parties cannot agree as to the application of Section 7.1(a) or Section 7.1(b) as to any Third Party Claim, pending resolution of the dispute pursuant to Section 8.2, the Parties may conduct separate defenses of such Third Party Claim, with each Party retaining the right to claim indemnification from the other Party pursuant to Section 7.1(a) or Section 7.1(b), as applicable, upon resolution of the underlying Third Party Claim, including with respect to the reasonable fees and expenses of counsel to the Indemnified Party. The Non-Controlling Party shall furnish the Party controlling the defense with such information as it may have with respect to such Third Party Claims (including copied of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with the Party controlling the defense of such Third Party Claim.

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7.5    Mitigation of Losses. Each Indemnified Party shall take and shall procure that its Affiliates take all such commercially reasonable steps and actions as are reasonably necessary in order to mitigate any Losses (or potential Losses) under this Article 7 upon and after becoming aware of any event that would reasonably be expected to give rise to Losses. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
7.6    Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT LOSSES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT (EXCEPT TO THE EXTENT ACCRUED IN CONNECTION WITH A THIRD PARTY CLAIM), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH LOSSES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.7 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY FOR LOSSES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY.
7.7    Payments; Right to Set-Off. Once the amount of Losses are agreed to by the Indemnifying Party or are finally determined pursuant to this Article 7, the Indemnifying Party shall satisfy its obligations within [***] of such final determination by wire transfer of immediately available funds to the Indemnified Party; provided, however, that subject to the limitations of this Article 7, if a Purchaser Indemnified Party is the Indemnified Party, such Purchaser Indemnified Party is expressly authorized, in its sole discretion, to, in lieu of direct payment from the Indemnifying Party pursuant to this Section 7.8, secure payment for any such finally determined Losses as a result of, arising out of or relating to Section 7.1(a), through the set off of amounts owed to Sellers or their Affiliates pursuant to or in connection with any Related Agreement and the Amended Collaboration Agreement.
7.8    Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to Article 7 will be treated as an adjustment to the Consideration, except as otherwise required by applicable Law.
8.    Miscellaneous
8.1    Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
8.2    Dispute Resolution.
(a)    If a Party wishes to pursue an unresolved dispute, any such dispute shall be finally resolved by binding arbitration before JAMS pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS then in effect, except as may be modified herein. Any disputes concerning the propriety of the commencement of the arbitration or relating to the scope or applicability of this Agreement to arbitrate shall be finally settled by the arbitrator.
(b)    The arbitration shall be conducted by a single arbitrator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific or technical matters, the arbitrator chosen hereunder may, at its option, engage one or more experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, to advise it with respect to any issue in the arbitration within that expert’s field of expertise. If any expert is so engaged, the Parties shall have the right to review such expert’s reports to the arbitrator and examine such expert at the

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hearings. Within [***] after initiation of arbitration, the Parties shall jointly select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such [***] period, the arbitrator shall be appointed by JAMS and shall be deemed to meet the qualifications as set forth above unless a Party objects within [***] after an arbitrator candidate is proposed. The seat, or legal place of arbitration, shall be New York, New York, unless otherwise mutually agreed by the Parties, and all proceedings and communications shall be in English.
(c)    Prior to the arbitrator being appointed, any Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy among the Parties. After the arbitrator is appointed, any Party may only apply to the arbitrator for interim injunctive relief or other interim relief until the arbitration award is rendered or the controversy is otherwise resolved, and any Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any award by the arbitrator shall be final and binding, and the Parties undertake to carry out any award without delay. Judgment upon the award may be entered by any Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator allocates such costs, expenses and fees otherwise.
(d)    Except to the extent necessary to confirm or challenge an award or as may be required by Law or for a Party to protect or pursue a legal right, neither a Party nor an arbitrator may disclose the existence, content, or results of the arbitral proceedings or any rulings or awards without the prior written consent of all Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable Proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
(e)    Upon the request of any Party, the arbitrator may consolidate the arbitration with any other arbitration relating to this Agreement or to the Amended Collaboration Agreement upon a finding that (i) there are issues of fact or law common to the two arbitrations so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.   In the event of different rulings on this question by arbitrators appointed hereunder or under the Amended Collaboration Agreement, the ruling of the first arbitrator appointed shall control.
8.3    Specific Performance. Subject to Section 7.4, the Parties agree that irreparable damage may occur in the event that certain of the terms or provisions of this Agreement are not performed in accordance with their specific wording or are otherwise breached. The Parties accordingly agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other Party: (a) such other Parties shall be entitled (in addition to any other remedy that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other Parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.
8.4    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE

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RELATED AGREEMENTS OR THE AMENDED COLLABORATION AGREEMENT, OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
8.5    Entire Agreement; Severability. This Agreement, together with the Disclosure Schedule, Related Agreements, the Amended Collaboration Agreement, all Exhibits and Schedules hereto and thereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final determination of any arbitration process or final judgment of a court of competent jurisdiction, in each case, to the extent in accordance with the terms of this Agreement, declares that any term or provision hereof is invalid or unenforceable, the arbitrators or court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
8.6    Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Purchaser, on the one hand, or Sellers, on the other hand, or, in the case of a waiver, the Party (or Parties) waiving compliance. Except as specifically set forth herein to the contrary, no delay or omission by any Party in exercising any right or power occurring upon any noncompliance or default by the other Party (or Parties) with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any Party (or Parties) of any of the covenants, conditions or agreements to be performed by the other Party (or Parties) shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.
8.7    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation) or (c) [***] after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties hereto):
(1)    If to any Seller, to:
Zymeworks BC Inc.
114 East 4th Avenue, Suite 800
Vancouver, BC, Canada, V5T 1G4
Attention: Legal Department
Email: [***]
with required copies to:

Wilson Sonsini Goodrich and Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304

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Attention: Tony Jeffries; Bryan King
Email: [***]; [***]
And
Wilson Sonsini Goodrich and Rosati, P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Rob Ishii; Remi Korenblit
Email: [***]; [***]
(2)    If to any Purchaser, to:
Jazz Pharmaceuticals, Inc.
3170 Porter Drive
Palo Alto, CA 94304
Attention: General Counsel
and
[***]
Attention: Legal Department
With a required copy to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121-1117
Attention: Rama Padmanabhan
Email: [***]
8.8    No Assignment; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties; provided, however, for the avoidance of doubt, any Party may, without the other Party’s consent, (a) at any time, sell, assign, contribute, or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, (b) assign all or any part of its rights or obligations hereunder to any Person (whether or not an Affiliate of Purchaser) in connection with a merger or consolidation of such Party or the direct or indirect sale of all or substantially all of such Party’s operations or assets, and (c) grant or permit any Lien or assignment to any Person (whether or not an Affiliate of such Party) in connection with a financing for Party (or an Affiliate of Party to which any rights under this Agreement have been assigned or sublicensed) from time to time, in each case of clauses (a), (b), or (c) above, without such Party being relieved of any of its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
8.9    Third Person Beneficiaries. Except as provided in Article 8, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.10    Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or

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fiduciary relationship between Purchaser, on the one hand, and Sellers, on the other hand. None of the Parties shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any Contract, agreement or undertaking with any Third Party.
8.11    Headings; Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.
8.12    Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party (or Parties). This Agreement may be executed by facsimile signature or by an electronic scan delivered by electronic mail.
8.13    Expenses. Except as otherwise expressly provided in this Agreement, any Related Agreement or the Amended Collaboration Agreement, whether or not the Transactions are consummated, each Party hereto will pay its own costs and expenses incurred incident to its negotiation and preparation of this Agreement, the Amended Collaboration Agreement and the Related Agreements and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
[Signature Page to Follow]

In Witness Whereof, the Parties, intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

ZYMEWORKS BC INC.

By: /s/ Kenneth Galbraith
Print Name: Kenneth Galbraith
Title: Chair & Chief Executive Officer

ZYMEWORKS BIOPHARMACEUTICALS INC.

By: /s/ Kenneth Galbraith
Print Name: Kenneth Galbraith
Title: Chair & Chief Executive Officer

ZYMEWORKS ZANIDATAMAB INC.

By: /s/ Kenneth Galbraith
Print Name: Kenneth Galbraith
Title: Chair & Chief Executive Officer

[Signature Page to Stock and Asset Purchase Agreement]

In Witness Whereof, the Parties, intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

Jazz Pharmaceuticals, Inc.

By: /s/ George Eliades
Print Name: George Eliades
Title: SVP Corporate Development and Chief Transformation Officer

[Signature Page to Stock and Asset Purchase Agreement]

Schedule A-1
Knowledge Individuals

[***]
{1 page omitted}

Schedule 1.1
Non-Continuing Service Providers
[***]
{1 page omitted}

Schedule 2.1(a)(i)
Acquired Contracts
[***]
{21 page omitted}

Schedule 2.1(a)(iii)
Specified Authorizations
[***]
{1 page omitted}

Schedule 2.7(a)
Certain Shared Contracts
[***]
{1 page omitted}

Schedule 6.6(a)
Identified Service Providers
[***]
{1 page omitted}

EXHIBIT A
Form of Amended Collaboration Agreement
[***]
{167 pages omitted}

EXHIBIT B
Form of Service Schedule to Transition Services Agreement

[***]
{8 pages omitted}

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EXHIBIT C
Form of Announcement 8-K

[***]
{5 pages omitted}

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